AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 13, 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                     U.S. SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                               AMENDMENT NO. 1 TO

                                    FORM SB-2
                             REGISTRATION STATEMENT

                                      UNDER
                           THE SECURITIES ACT OF 1933

                           EUROWEB INTERNATIONAL CORP.

                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

    DELAWARE                           7379                   13-3696015
----------------------                 -----                  -----------
(STATE OR JURISDICTION     (PRIMARY STANDARD INDUSTRIAL   (I.R.S. EMPLOYER
OF INCORPORATION OR         CLASSIFICATION CODE NUMBER)   IDENTIFICATION NO.)
ORGANIZATION)


      445 PARK AVENUE, 15TH FLOOR, NEW YORK, NEW YORK 10022 (212) 758-9870
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)


                                 FRANK R. COHEN
      445 PARK AVENUE, 15TH FLOOR NEW YORK, NEW YORK 10022, (212) 758-9870
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                   COPIES TO:


     FRANK R. COHEN, ESQ.                         HENRY C. MALON, ESQ.
         COHEN & COHEN                      1 BATTERY PARK PLAZA, 3RD FLOOR
  445 PARK AVENUE, 15TH FLOOR                     NEW YORK, NY 10004
   NEW YORK, NEW YORK 10022                       TEL: (212) 483-9600
      TEL: (212) 758-9870


         APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective. If any of the Securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box|X|.
         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering|_|.
         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering|_|.
         If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box|_|.


                                          CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED        PROPOSED
                                                       AMOUNT       MAXIMUM          MAXIMUM          AMOUNT OF
                                                        TO BE     OFFERING PRICE     AGGREGATE        REGISTRATION
                TITLE OF EACH CLASS OF                REGISTERED   PER UNIT(1)     OFFERING PRICE(1)      FEE
             SECURITIES TO BE REGISTERED
------------------------------------------------------------------------------------------------------------------
Units each consisting of one share of Preferred
  Stock, $.001 par value, and two Common Stock
  Purchase Warrants(2)................................ 1,150,000       $6.00         $6,900,000         $2,035
Common Stock, ($.001 par value)(3).................... 4,600,000         --              --               --
Common Stock, ($.001 par value)(4).................... 2,300,000       $2.20         $5,060,000         $1,493
Underwriters' Unit Warrants(5)........................   100,000       $.001             $100             --
Units Underlying the Underwriters' Unit Warrants......   100,000       $9.90           $990,000          $292
Common Stock, $.001 par value(6)......................   400,000        --               --               --
Common Stock, $.001 par value(7)......................   200,000       $2.20           $440,000          $130
Total registration Fee................................                               $13,390,100        $3,950
-------------------------------------------------------------------------------------------------------------------

                                              (Footnotes continued on next page)

  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the securities act of 1933 or until the registration statement shall become effective on such date as the commission, acting pursuant to said section 8(a), may determine.

(Continued from cover page)

(1) Estimated solely for the purpose of computing the registration fee. (2) Includes 150,000 Units subject to the Underwriters' over-allotment option.

(3) Issuable upon conversion of Preferred Shares.

(4) Represents shares of Common Stock issuable upon the exercise of Warrants. The Registration Statement also covers any additional shares which may become issuable pursuant to antidilution provisions in the aforementioned warrants.

(5) To be issued to the Underwriters.

(6) Issuable upon conversion of Preferred Shares underlying Underwriters' Unit Warrants.

(7) Issuable upon exercise of Warrants included in the Units underlying the Underwriters' Unit Warrants. The Registration Statement also covers any additional shares which may become issuable pursuant to antidilution provisions in the aforementioned warrants.

                   PRELIMINARY PROSPECTUS DATED JULY 13, 1998
                              SUBJECT TO COMPLETION

                           EUROWEB INTERNATIONAL CORP.

                                 1,000,000 Units

            Each Unit Consisting of One Share of Series A Convertible Cumulative Redeemable Preferred Stock and Two Common Stock Purchase Warrants

                  --------------------------------------------


     Euroweb International Corp. ("Euroweb" or the "Company") hereby offers 1,000,000 Units (the "Units"), each Unit consisting of one share of Series A Convertible Cumulative Redeemable Preferred Stock (the "Preferred Shares") and two Common Stock Purchase Warrants (the "Warrants"). The components of the Units will not be separately transferable until _______ 1999 (nine months after the date of the Prospectus) or such earlier date after _____ (two months after the date of this Prospectus) as J.W. Barclay & Co., Inc. (the "Representative") may determine (the "Separation Date"). The Warrants are neither detachable nor separately transferable until the Separation Date. Each Warrant entitles the holder to purchase one share of Common Stock at a price of $_ per share after the Separation Date until __________, 2003 (five years after the date of the Prospectus). The Warrants may be redeemed by the Company commencing two months after the Separation Date under certain circumstances. Each Preferred Share is convertible into __ shares of Common Stock commencing on the Separation Date and pays a cumulative annual dividend of $.36 per share payable on April 30 of each year.

                              (Continued on page 2)

                  --------------------------------------------


                  THE SECURITIES OFFERED HEREBY INVOLVE A HIGH
                       DEGREE OF RISK. SEE "RISK FACTORS."

                  --------------------------------------------


THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  --------------------------------------------


                                              UNDERWRITING
                                                 PRICE TO             DISCOUNTS AND             PROCEEDS TO
                                                  PUBLIC              COMMISSIONS(1)             COMPANY(2)
-------------------------------------------------------------------------------------------------------------------
PER UNIT.......................                    $6.00                   $.60                     $5.40
TOTAL(3).......................                 $6,000,000               $600,000                $5,400,000
-------------------------------------------------------------------------------------------------------------------

(1) Does not reflect additional compensation to the underwriters, including a nonaccountable expense allowance equal to 3% of the aggregate purchase price of the units and warrants to purchase 100,000 units from the Company, for a period of five years commencing on the effective date of the offering, at an exercise price equal to 165% of the public offering price of the units. The Company and the Underwriters have also agreed to indemnify each other against certain civil liabilities including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). see "Underwriting."
(2) Before deducting expenses of the offering estimated at $400,000 which includes the underwriters' nonaccountable expense allowance.
(3) The Company has granted an option to the Underwriters exercisable within 45 days after the date of this prospectus, to purchase up to an additional 150,000 units, on the same terms, solely to cover over-allotments, if any. if the over allotment option is exercised in full, the total "Price to Public," "Underwriting Discounts and Commissions" and "Proceeds to Company" would be $6,900,000, $690,000, and $6,210,000, respectively. see "Underwriting."

     The Units are being offered by the Underwriters on a "firm commitment" basis, subject to prior sales, receipt and acceptance, the approval of certain legal matters by counsel and certain other conditions. The Underwriters reserve the right to reject orders in whole or in part. It is expected that delivery of the certificates representing the Units will be made at the offices of J.W. Barclay & Co., Inc., One Battery Park Plaza, New York, New York 10004 on or about , 1998.

                            J.W. BARCLAY & CO., INC.
                      The date of this Prospectus is , 1998

   (Continued from Cover Page)

     Dividends on the Preferred Shares may be paid in shares of Common Stock or cash at the Company's option. For the foreseeable future, the Company expects to make dividend payments in shares of Common Stock to the extent it may legally do so. The Company has been operating at a loss since it commenced operations. In the years ended December 31, 1997 and 1996, the Company had losses of $2,007,228 and $3,795,014, respectively. For the first quarter of 1998 and 1997, the Company had losses of $255,085 and $679,115 respectively. Unless previously redeemed by the Company, each Preferred Share is redeemable by the Company commencing on the Separation Date on not less than 30 nor more than 60 days' written notice to the registered holders, at $7.20 per share plus accumulated dividends, provided the Company may not redeem any Preferred Share unless the closing price of the Common Stock for 20 of the 30 days prior to the date of the redemption notice is more than $_ as adjusted. See "Description of Securities."

     The Company's Common Stock is traded on the NASDAQ Small-Cap Market under the symbol EWEB. There has been no market for the Units or the Preferred Shares or the Common Stock Purchase Warrants prior to this offering. It is expected that after this offering, the Units will trade on the NASDAQ Small-Cap Market under the symbol EWEBU, but there can be no assurance that a market will develop for the Units. See "Underwriting." On July 8, 1998, the closing bid prices of the Common Stock, as reported by NASDAQ, was $2 3/8. See "Price Range of Securities."

                  --------------------------------------------


CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET PRICE OF THE UNITS OF THE COMPANY, INCLUDING BY ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. SUCH STABILIZING ACTIONS, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                  --------------------------------------------


                              AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Securities Act of 1933 (the "Act") with respect to the securities to which this Prospectus relates. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement, including the exhibits thereto, which may be obtained, together with other information about the Company, from the Public Reference Section of the Commission upon payment of the prescribed fees.

     The Company will provide without charge to any person who receives a copy of this Prospectus, upon written or oral request of such person, a copy of any of the information that is incorporated by reference in this Prospectus. Any such request should be directed to the attention of Frank R. Cohen, Chairman of the Board, EuroWeb International Corp. at 445 Park Avenue, New York, New York 10022, telephone number: (212) 758-9870.

     The Company furnishes its stockholders after the close of each fiscal year, annual reports containing financial statements audited by its independent certified public accountants. The Company will also furnish other reports as it may determine or as may be required by law.

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance with
Section 12(g) thereunder, files reports, proxy statements, and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549,



(This appears onn left side of first page of prospectus in red:


Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.)

and at its Regional Offices located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, Chicago, Illinois 60601.

     The Commission maintains a Web Site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding requirements, such as the Company, that file documents electronically with the Commission.

                           FORWARD-LOOKING STATEMENTS

     THIS PROSPECTUS INCLUDES CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 WITH RESPECT TO THE FINANCIAL CONDITION, RESULTS OF OPERATIONS AND BUSINESS OF THE COMPANY. SUCH STATEMENTS REFLECT SIGNIFICANT ASSUMPTIONS AND SUBJECTIVE JUDGMENTS BY THE COMPANY'S MANAGEMENT CONCERNING ANTICIPATED RESULTS. THESE ASSUMPTIONS AND JUDGMENTS MAY OR MAY NOT PROVE TO BE CORRECT. MOREOVER, SUCH FORWARD-LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES THAT MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE CONTEMPLATED IN SUCH FORWARD-LOOKING STATEMENTS. FOR A DISCUSSION OF SUCH RISKS, SEE "RISK FACTORS." INVESTORS ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON THESE FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE HEREOF. THE UNDERWRITERS HAVE NOT ATTEMPTED TO VERIFY THE BASIS FOR ANY SUCH STATEMENTS INDEPENDENTLY AND NEITHER THE UNDERWRITERS NOR THE COMPANY UNDERTAKES ANY OBLIGATION TO RELEASE PUBLICLY ANY REVISIONS TO THESE FORWARD-LOOKING STATEMENTS TO REFLECT EVENTS OCCURRING OR CIRCUMSTANCES ARISING AFTER THE DATE HEREOF OR TO REFLECT THE OCCURRENCE OF UNANTICIPATED EVENTS.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements, including notes thereto, appearing elsewhere in this Prospectus. Except as otherwise noted (i) the information in this Prospectus assumes that the Underwriters' over-allotment option will not be exercised, and (ii) all statistical and financial information presented in this Prospectus has been converted into United States Dollars using exchange rates as of July 8, 1998. All references to $ or Dollars are to United States Dollars; all references to "HUF" are to Hungarian Forints. As of July 8, 1998, the Exchange Rate was HUF 219 to $1.

THE COMPANY

     EuroWeb International Corp. ("EuroWeb" or the "Company") is a full service Internet service provider ("ISP") operating in Hungary, supplying international leased lines and MCI VSAT data connections to the World Wide Web and providing access to managed lease lines and dial-up subscribers, complete Internet graphic services including designing and creation of Web sites and hosting of Web sites, Internet fax discount services, and development of software to provide electronic commercial Internet based solutions to perform many business processes.

     The Company was organized on November 9, 1992 under the laws of the State of Delaware as Hungarian Teleconstruct Corp., and changed its name to EuroWeb International Corp. on July 9, 1997. It was a development stage company through December 31, 1993. It originally had two subsidiary Hungarian corporations, one of which was engaged as a general contractor in the construction of buildings and the other was engaged in the construction of local telephone exchanges for community sponsored telecom companies in Hungary. It had two operating business segments: (1) building of condominium apartments and (2) design and laying of underground fiber optic telephone and cable lines. The latter segment was discontinued in 1994.

     The Company built two luxury 14-unit condominium buildings in Budapest, which were completed in early 1998, at which time the Company ceased its construction activities. One of such buildings was sold in March 1998, and the second was leased for a five-year period commencing April 1, 1998. (See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions").

     On January 2, 1997, the Company entered the Internet service provider business in Hungary acquiring three Hungarian Internet Service Companies, namely EUNET, MC Telecom, and E-Net. EUNET was a provider of managed leased line Internet access to corporate customers, MC Telecom was a provider of dial-up Internet access to small businesses, and E-Net was a developer of Web Sites. Each of these companies had separate facilities, marketed their services through different channels, had different customer bases, different personnel and different bookkeeping systems. By the end of April 1997, the Company rented a new facility, combined all three companies into one facility, eliminated approximately 35% of the personnel to avoid duplication, established a common accounting department and was able to retain the customer bases of each of the acquired companies.

     In 1998 the Company started a division to develop Internet software to provide electronic commercial based solutions to perform many business processes. This division was retained by Fornex, an agent of the Budapest Stock Exchange ("BSE"), to develop software to record all transactions on the BSE in real time, which information can be obtained by subscribers through the Internet. The division also has been retained by Posta Bank, Hungary's second largest bank, to help develop software for home banking use by customers of the bank and to provide access for the customers to enable the customers to transfer funds on deposits at the bank by the Internet electronically to third parties. The Company is also working on software for credit card processing and transaction validation.

     The Company also added discount fax service for its customers in 1998. These services enable customers to send faxes any where in the world at a cost substantially lower than what the customers would pay using ordinary telephone lines. Customers are able to access this new service using a regular fax machine or through their computers. Recipients will be able to receive the transmission on a computer or on a fax machine. The Company is also the node for faxes sent to Hungary from locations around the world by members of a worldwide alliance of Internet service providers known as GRIC (Global Research Internet Connection).

     EuroWeb further expanded its capabilities in 1998 by leasing satellite space on a satellite owned by MCI.

     The Company's objective is to become the leading Hungarian Internet professional services firm. To achieve its goal, the Company's strategy is to expand its Internet services and solutions, both through internal growth and through related business acquisitions.

     Unless the context otherwise requires, when used herein, the term "Company" shall include EuroWeb International Corp. and its Hungarian subsidiaries, EuroWeb Rt., which administers the Internet Company's operations in Hungary, and Teleconstruct Epitesi, Kft., which administers the Company's building operation in Hungary. The office of the Company in the United States is 445 Park Avenue, New York, NY 10022; Telephone number: (212) 758-9870. The office of both subsidiaries in Hungary is H-1122 Budapest, Varosmajor utca 13; Telephone number: (361) 2244-000.



                                                  THE OFFERING(1)

Securities Offered by the Company...................          1,000,000 Units, each unit consists of one Preferred
                                                              Share and two Common Stock Purchase Warrants.
                                                              The Underwriters have an option to purchase up to
                                                              150,000 additional Units to cover over-allotments. See
                                                              "Underwriting." The Preferred Shares and the
                                                              Common Stock Purchase Warrants are not detachable,
                                                              separately transferable or exercisable until ____, 1999
                                                              or such earlier date after ____, 1998 as may be
                                                              designated by the Representative (the "Separation
                                                              Date"). See "Description of Securities."

Rights of the Preferred Shares:

     Dividends.......................................         Cumulative annual dividends of $.36 payable on April
                                                              30 of each year beginning April 30, 1999. Unpaid
                                                              dividends will accumulate and be payable prior to the
                                                              payment of dividends on the Common Stock. The
                                                              Company may, at its option, pay dividends in shares
                                                              of Common Stock, in lieu of cash. Shares used for
                                                              such purpose will be valued at the average closing bid
                                                              price during the ten trading days ending on the tenth
                                                              day before the dividend record date, subject to certain
                                                              conditions. For the foreseeable future, the Company
                                                              expects to make dividend payments on the Preferred
                                                              Shares in shares of Common Stock. See "Description
                                                              of Securities."

     Conversion Rights...............................         Unless previously redeemed, Preferred Shares are
                                                              convertible at any time at the option of the holder,
                                                              commencing on the Separation Date at the rate of
                                                              _____ (_) shares of Common Stock for each Preferred
                                                              Share, subject to adjustment under certain
                                                              circumstances. No fractional shares of Common Stock
                                                              will be issued but in lieu thereof, the Company shall
                                                              "round up" any fractional shares over 50% of a share
                                                              to a full share of Common Stock and round down any
                                                              fractional share under 50% of a share.

     Redemption.....................................          The Preferred Shares are redeemable at the
                                                              Company's option beginning on the Separation Date at
                                                              the redemption price of $7.20 per share plus
                                                              accumulated dividends, provided the Company may
                                                              not redeem Preferred Shares unless the closing price
                                                              of the Common Stock equals or exceeds $_ per share
                                                              for 20 of the 30 consecutive trading days prior to the
                                                              date the notice of redemption is mailed.

                                        6





     Voting Rights...................................         Preferred Shares will be entitled to one vote per share
                                                              voting together with the Common Stock, as one class
                                                              except as otherwise provided by the Delaware General
                                                              Corporation Law or in connection with certain other
                                                              matters. See "Description of Securities - Series A
                                                              Convertible Cumulative Redeemable Preferred
                                                              Stock.".

Warrants:

     Exercise Price..................................         $____ per share subject to adjustment in certain
                                                              circumstances. See "Description of Securities--
                                                              Warrants." The Warrants may be exercised at any
                                                              time commencing on the Separation Date.

     Expiration Date.................................         ___________, 2003.

     Redemption.....................................          Redeemable by the Company at any time commencing
                                                              on the earlier of the Separation Date or at a price of
                                                              $.__ per Warrant, provided that the closing sale or bid
                                                              price per share of the Common Stock exceeds $____
                                                              per share on at least 20 of the 30 consecutive trading
                                                              days ending within 15 days of the date on which the
                                                              Company mailed notice of redemption. See
                                                              "Description of Securities--Warrants."

Common Stock Outstanding (prior to and after

   Offering(2).......................................         5,306,750 shares of Common Stock.

Preferred Stock Outstanding:

     Prior to the Offering...........................         0

     After the Offering(3)...........................         1,000,000 Preferred Shares.

Warrants and Options Outstanding(2)

     Prior to the Offering...........................         1,435,000

     After the Offering..............................         3,435,000




                                        7





Use of Proceeds......................................         The net proceeds of the Offering will be used for
                                                              acquisitions of complementary businesses, establish-
                                                              ment of a branch office in Central Europe,
                                                              development of software, marketing and advertising,
                                                              purchase of additional equipment, working capital, and
                                                              general corporate purposes.  See "Use of Proceeds".

Risk Factors.........................................         The securities offered hereby involve a high degree of
                                                              risk and immediate substantial dilution. See "Risk

                                                              Factors."



NASDAQ Symbols:

     Common Stock....................................         EWEB

     Preferred Shares................................         EWEBP

     Warrants........................................         EWEBW

     Units...........................................         EWEBU

(1) Unless otherwise indicated, all information in this Prospectus assumes that no portion of the Over-allotment Option is exercised.
(2) Does not include an aggregate of ___________ shares of Common Stock, reserved as follows: (i) 350,000 shares reserved for outstanding options granted pursuant to the Company' Stock Option Plan; (ii) 1,085,000 shares reserved to cover exercise of outstanding Common Stock Purchase Warrants and options; (iii) __________ shares issuable upon conversion of the Preferred Shares including shares issuable on exercise of the over-allotment option; (iv) _________ shares issuable on exercise of warrants included in Units including warrants issuable on exercise of overallotment option; and (v) __________ shares issuable upon conversion of the Preferred Shares underlying the Underwriters' Preferred Share Warrants. In addition, shares of Common Stock may be issuable upon payment of dividends on the Preferred Shares.

(3) Does not include 150,000 Units reserved to cover Underwriters' Over Allotment Option.

                        SUMMARY OF FINANCIAL INFORMATION

     The following table summarizes certain selected consolidated financial data derived from the financial statements of the Company, and is qualified in its entirety by the more detailed consolidated financial statements included elsewhere herein.

OPERATING STATEMENT DATA

                                                        YEAR ENDED                   THREE MONTHS ENDED

                                                        DECEMBER 31,                        MARCH 31,
                                                 --------------------------      --------------------
                                                 1996              1997                1997             1998
                                                 ----              ----                ----             ----
                                                                                (UNAUDITED)      (UNAUDITED)
Revenues - Internet.........................  $        --     $ 1,270,135          $ 286,252        $ 384,900
          - Construction....................           --             --                 --         1,724,468
                                              -----------    -----------       -------------    -------------
                                                       --       1,270,135            286,252        2,109,368
                                              -----------
Expenses (income):

  Cost of construction......................           --             --                 --         1,723,870
                                              -----------
  Compensation and related costs............    1,364.550        810,543             237,667          165,946
  Network costs.............................           --        525,530              75,161          171,240
  Consulting and professional fees..........      190,330        234,042              92,390           43,450
  Rent    ..................................        5,716        117,531              32,287           33,004
  Depreciation and amortization.............       29,352        497,362             106,408          116,073
  Interest expense - net....................      287,677        370,166             164,197           16,904
  Financing costs...........................       99,000        153,965              59,924               --
  Foreign currency loss.....................      150,917         28,654              74,424           41,576
  Write-down of construction-in-

    progress to estimated market value......    1,000,000        350,000                 --                --
  Gain on sale of investment in affiliate...           --       (524,000)                --                --
  Other   ..................................      379,472        713,570             122,904           52,390
                                              -----------    -----------          ----------        ---------
                                                3,517,014      3,277,363             965,367        2,364,453
                                                ---------     ----------           ----------       ---------
       Loss before equity in net loss of

         unconsolidated affiliate...........    3,517,014     (2,007,228)           (697,115)        (255,085)
Equity in net loss of unconsolidated affiliate   (278,000)            --                  --               --
                                                ---------  -------------       -------------   --------------
Net Loss....................................   $3,795,014)   $(2,007,228)          $(679,115)       $(255,085)
Other comprehensive loss - foreign
  currency translation adjustment...........           --        (35,900)                 --          (12,135)
                                             ------------      ----------     --------------       ----------
Comprehensive loss..........................  $(3,795,014)   $(2,043,128)      $    (679,115)      $ (267,220)
                                               ==========     ==========         ===========         =========
Net loss per share - basic and diluted......       $(2.26          $(.54)             $ (.24)           $(.05)
                                                   -------         =====               ======            ====
Weighted average number of shares
 outstanding................................     1,681,000     3,728,000           2,815,255        5,026,039
                                               ===========    ===========         ===========       =========


BALANCE SHEET DATA

                                                                                  DECEMBER 31,
                                                                                  ---------------
                                                    AS OF MARCH 31, 1998               1997
                                                ----------------------------           ----
                                                ACTUAL         AS ADJUSTED(1)         ACTUAL

        Current assets.............                1,663,963            6,663,963        1,519,511
        Current liabilities.......                 1,590,299            1,590,299        1,349,079
        Working capital............                   73,664            5,073,664          170,432
        Total assets ..............                5,024,651           10,024,651        6,640,304
        Stockholders' equity.......                3,334,352            8,334,352        3,551,572

(1) Adjusted for the Units to be sold by the Company in this Offering and the estimated net proceeds of $5,000,000 to be received by the company.

                                  RISK FACTORS

     This Prospectus contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those discussed in the forward-looking statements as a result of certain factors, including the factors set forth below and elsewhere in this Prospectus. The following risk factors should be considered carefully in addition to the other information contained in this Prospectus before purchasing the Securities offered hereby

1. Limited Operating History; Accumulated Deficit. Although the Company was founded in November 1992, it only entered the Internet business in January 1997 by acquiring three operating Internet businesses. Accordingly, the Company has only a limited operating history on which to base an evaluation of its present business and prospects. The Company and its prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in an early stage of development, particularly companies in new and rapidly evolving markets such as Internet. Such risks for the Company include, but are not limited to, an evolving business model and the management of both internal and acquisition~based growth. To address these risks, the Company must, among other things, continue to expand its client base, continue to develop the strength and quality of its operations, maximize the value delivered to clients, respond to competitive developments and continue to attract, retain and motivate qualified employees. There can be no assurance that the Company will be successful in meeting these challenges and addressing such risks and the failure to do so could have a material adverse effect on the Company's business, results of operations and financial condition.

     The Company has incurred net losses since inception, and as of March 31, 1998 had an accumulated deficit of $15.4 million. In 1997, the only complete year in which the Company had Internet operations, the Company incurred a net loss of approximately $2.0 million. In the first three months period ended March 31,1998, the Company had a net loss of $255,085. On a pro forma basis, assuming that the acquisition by the Company of the three Internet services providers occurred on January 1, 1996, the Company's consolidated net loss for the year ended December 31, 1996 would have been approximately $4.6 million. Although the Company has experienced revenue growth in recent months, such growth rates may not be sustainable or indicative of future operating results. There can be no assurance that the Company will achieve or sustain profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

2. Risks Associated with Unspecified Acquisitions. The Company intends to use approximately 40% of the proceeds of this offering to expand its operations through acquisitions of complementary businesses such as making selective acquisitions of subscriber bases or service firms. While the Company from time to time evaluates possible acquisition opportunities, as of the date of this Prospectus, the Company has no plans, agreements, commitments, understandings or arrangements with respect to any such acquisition. Accordingly, the shareholders of the Company will not be able to review or vote on any such acquisitions which the Company may make. There can be no assurance that the Company will ultimately effect any acquisition, that it will be able to successfully integrate into its operations any subscriber base which it may acquire or that the Company will not incur significant amortization expense associated with attrition of newly acquired subscriber bases.

3. Risks Related to Expansion. The Company also plans to expand the services which it offers, attract significant numbers of additional subscribers, expand its work force and expand its presence in Hungary and open a branch office in Central Europe. To successfully manage growth, the Company will be required to continue to implement and improve its operating systems, train and manage its employees, monitor operations, control costs and maintain effective quality controls. The Company has limited experience in effectuating rapid expansion and there can be no assurance that the Company will be able to successfully expand its operations or manage growth.

4. Possible Future Capital Needs. The Company currently anticipates that its available cash resources, combined with the net proceeds to the Company from this offering, will be sufficient to meet its presently anticipated working capital and capital expenditure requirements for at least the next 12 months. However, the Company may need to raise additional funds in order to support more rapid expansion, acquire complementary businesses or technologies or take advantage of unanticipated opportunities through public or private financing, strategic relationships or other arrangements. There can be no assurance that such additional funding, if needed, will be available on terms acceptable to the Company, or at all. If adequate funds are not available on acceptable terms, the Company may be unable to develop or enhance its services and products or take advantage of future opportunities either of which could have a material adverse effect on the Company's business, results of operations and financial condition. The Company may determine, depending upon the opportunities available to it, to seek additional debt or equity financing to fund the cost of acquiring subscriber bases or service firms. To the extent that the Company finances an acquisition with equity securities, any such issuance of equity securities would result in dilution to the interests of the Company's stockholders. Additionally, to the extent that the Company incurs indebtedness or issues debt securities in connection with any acquisition, the Company will be subject to risks associated with incurring substantial indebtedness, including the risks that interest rates may fluctuate and cash flow may be insufficient to pay principal and interest on any such indebtedness. See "Use of Proceeds" and "Business--EuroWeb Strategy."

5. Recruitment and Retention of Internet Solutions Professionals. The Company's business of delivering Internet services is labor intensive. Accordingly, the Company's success depends in part on its ability to identify, hire, train and retain employees who can provide the Internet strategy, technology, marketing, audience development and creative skills required by clients. There is currently a shortage of such personnel, and this shortage is likely to continue for the foreseeable future, The Company competes intensely for qualified personnel with other companies, and there can be no assurance that the Company will be able to attract, assimilate or retain other highly qualified technical, marketing and managerial personnel in the future. The inability to attract and retain the necessary technical, marketing and managerial personnel would have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Employees."

6. Board Discretion in Application of Proceeds; Benefits of Related Parties. Approximately $2,000,000 (40.0%) of the estimated net proceeds of this offering has been allocated to acquisition costs and $400,000 (8.0%) to working capital and general corporate purposes. Accordingly, the Company's management will have broad discretion as to the application of such proceeds. Additionally, a portion of the proceeds of this offering allocated to working capital may be used to pay the salaries of executive officers (which is anticipated to be approximately $318,000 (or 6.4% of the net proceeds) during the twelve months following this offering) to the extent operating cash flow is insufficient for such purpose. The failure of Management to apply such funds effectively could have a material adverse effect on the Company's business, results of operations and financial conditions. See "Use of Proceeds."

7. Competition, Low Barriers to Entry. The market for Internet services is relatively new, intensely competitive, rapidly evolving and subject to rapid technological change. The Company expects competition to persist, intensify and increase in the future. The Company's principal competitors are Datanet, which has a customer base similar to that of the Company but larger than the Company's, and MATAV, the national Hungarian telephone company, which targets residential rather than business subscribers. The Company believes it can compete on the basis of the quality and reliability of its services, but there can be no assurance that it will be able to compete successfully.

     There are relatively low barriers to entry into the Company's business. Because professional services firms such as the Company rely on the skill of their personnel and the quality of their client service, the Company has no patented technology that would preclude or inhibit competitors from entering the Internet services market. The Company expects that it will face additional competition from new entrants into the market in the future. There can be no assurance that existing or future competitors will not develop or offer services that provide significant performance, price, creative or other advantages over those offered by the Company, which could have a material adverse effect on the Company's business, results of operations and financial condition. See "Business--Competition."

8. Management of Growth. The Company's rapid growth has placed, and is expected to continue to place, a significant strain on the Company's managerial, operational, financial and other resources. The Company expects that continued hiring of new personnel will be required to support its business. The Company's future success will depend, in part, upon its ability to manage its growth effectively, which will require that the Company continue to implement and improve its operational, administrative and financial and accounting systems and controls and to expand, train and manage its employee base. There can be no assurance that the Company's systems, procedures or controls will be adequate to support the Company's operations or that the Company's management will be able to achieve the rapid execution necessary to exploit the market for the Company's business model. Furthermore, the Company's future performance will depend on the Company's ability to integrate any organizations which it may acquire and whose integration, which, even if successful, could take a significant period of time and will place a significant strain on the Company. As a result, there can be no assurance that the Company will be able to integrate any acquisitions successfully or in a timely manner in accordance with its strategic objectives. If the Company is unable to manage internal or acquisition-based growth effectively, the Company's business, results of operations and financial condition will be materially adversely affected. See "Business-- Employees."

9. Rapid Technological Change. The market for Internet services is characterized by rapid technological change, changes in user and client requirements and preferences, frequent new product and service introductions embodying new processes and technologies and evolving industry standards and practices that could render the Company's existing service practices and methodologies obsolete. The Company's success will depend, in part, on its ability to improve its existing services, develop new services and solutions that address the increasingly sophisticated and varied needs of its current and prospective clients, and respond to technological advances, emerging industry standards and practices, and competitive service offerings. There can be no assurance that the Company will be successful in responding quickly, cost-effectively and sufficiently to these developments. If the Company is unable, for technical, financial or other reasons, to adapt in a timely manner in response to changing market conditions or client requirements, its business, results of operations and financial condition would be materially adversely affected. See "Business--Industry Overview."

10. Dependence on Key Personnel; Limited Management; Need for Qualified Management and Other Personnel. The success of the Company will be dependent on the personal efforts of Csaba Toro, Managing Director of Operations, Frank R. Cohen, Chairman, Chief Executive Officer and Treasurer and Robert Genova, who will serve as President after the Offering. Although the Company has entered into an employment agreement with Mr. Cohen and intends to enter into employment agreements with Messrs. Genova and Toro effective the month after completion of this offering, the loss of the services of any of such individuals could have a material adverse effect on the Company's business and prospects. The Company does not have and does not intend to obtain "key-man" insurance on the life of any of its officers. Mr. Toro devotes all of his time to the affairs of the Company, Mr Cohen devotes 75% of his time and Mr. Genova will devote 75% of his time to the affairs of the Company. Mr. Cohen is also a member of Cohen & Cohen, a law firm that is representing the Company in this offering. At the present time the Company has only two executive officers. The success of the Company is largely dependant upon its ability to hire and retain additional qualified management, marketing, technical, financial and other personnel including a Chief Financial Officer. Competition for qualified personnel is intense, and there can be no assurance that the Company will be able to hire or retain additional qualified personnel. Any inability to attract and retain qualified management and other personnel will have a material adverse effect on the Company. See"Business- Employees" and "Management."

11. Government Regulation and Legal Uncertainties. The Company is not currently subject to direct government regulation other than laws and regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to access to or commerce on the Internet. However, due to the increasing growth and use of the Internet, it is likely that a number of laws and regulations may be adopted at the local, state, national or international levels with respect to the Internet covering issues such as user privacy, freedom of expression, pricing of products and services, taxation, information security or the convergence of traditional communications services with Internet communications. Moreover, the adoption of any such laws or regulations may decrease the growth of the Internet, which could in turn decrease the demand for the Company's services or increase the cost bf doing business or in some other manner have a material adverse effect on the Company's business, results of operations or financial condition. See "Business--Government Regulations."

12. Foreign Currency and Exchange Risks and Rate Revaluation. The Company will be subject to significant foreign exchange risk. There are currently no meaningful ways to hedge currency risk in Hungary. Therefore, the Company's ability to limit its exposure to currency fluctuations is significantly restricted.

     Although the Forint has recently become exchangeable outside Hungary, there is not yet a freely convertible exchange market in place for the Forint. In addition, Hungarian law permits the repatriation of foreign currency only for dividends to the extent of capital investment and earnings, as determined under applicable Hungarian law. There can no assurances as to the future exchangeability or convertibility of Forints. See "Management's Discussion and Analysis of Financial Conditions and Results of Operation--Foreign Currency."

13. No Prior Public Market for Units or Preferred Shares. Prior to the Offering, there has been no public market for the Units or the Preferred Shares, and there can be no assurance that an active trading market will develop or continue after the completion of the Offering. The initial public offering price of the Units has been determined by negotiations between the Company and the Representative and may not be indicative of the market price for the Units after the Offering. Since July 29, 1993, the Common Stock has traded on the NASDAQ SmallCap Market. See "Description of Securities."

14. Dividends. The Company has not previously paid any dividends on its Common Stock and intends to follow a policy of retaining all of its cash flow from operations, if any, to finance the development and expansion of its business. Since its formation, the Company's operation have resulted in losses, and for the foreseeable future, the Company expects to pay dividends on the Preferred Shares in Common Stock, to the extent legally permissible. See "Dividend Policy."

15. Risk of Inclusion of Forward-Looking Statements. This Prospectus includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and business of the Company. Such statements reflect significant assumptions and subjective judgments by the Company's management concerning anticipated results. These assumptions and judgments may or may not prove to be correct. Moreover, such forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated in such forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Underwriters have not attempted to verify the basis for any such statements independently and neither the Underwriters nor the Company undertakes any obligation to release publicly any revisions to these forward-looking statements to reflect events occurring or circumstances arising after the date hereof or to reflect the occurrence of unanticipated events. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

16. Effect of Outstanding Options and Warrants on Future Price of Common Stock. As of the date of this Prospectus, there are outstanding Warrants to purchase an aggregate of 575,000 shares of Common Stock at prices from $1.25 to $14.75 per share, outstanding non-plan stock options to purchase 510,000 shares of Common Stock at prices ranging from $1 to $2 per share and options outstanding under the Option Plan to purchase 350,000 shares of Common Stock at prices from $1 to 3 3/8 per share. No prediction can be made as to the effect, if any, that the exercise of Warrants and stock options will have on the market prices prevailing from time to time. The possibility that substantial amounts of Common Stock may be sold in the public market may adversely affect the prevailing market price for the Common Stock and could impair the Company's ability to raise capital through the sale of its equity securities. See "Description of Securities--Outstanding Options and Warrants."

17. Possible Delisting and Risk of Low-Priced Securities. The Common Stock is currently being quoted on the NASDAQ SmallCap Market under the symbols "EWEB." The Units are expected to be approved for listing, subject to official notice of issuance, on the NASDAQ SmallCap Market. If the Company is unable to satisfy the NASDAQ SmallCap Market maintenance criteria in the future, its Units and Common Stock may be delisted from trading on the NASDAQ SmallCap Market. If it did not qualify for such listing, trading, if any, would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the "Electronic Bulletin Board" of the National Association of Securities Dealers, Inc. ("NASD"), and consequently an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the price of the Company's securities.

     The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Commission regulations generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, subject to certain exceptions. Such exceptions include any equity security listed on NASDAQ and any equity security issued by an issuer that has net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith. The regulations also require that broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale.

     If the Company's securities become subject to the regulations applicable to penny stocks, the market liquidity for the Company's securities could be severely affected. In such an event, the regulations on penny stocks could limit the ability of broker/dealers to sell the Company's securities and thus the ability of purchasers of the Company's securities to sell their securities in the secondary market. The Company's Common Stock was trading below $1 per share for more than a year prior to April 1998. Furthermore, the Company's net tangible assets at March 31, 1998 were approximately $1,880,000.

18. Possible Negative Effects of Preferred Stock. The Company has authorized 5,000,000 shares of Preferred Stock, of which 1,500,000 have been designated as Series A Convertible Cumulative Redeemable Preferred Stock. The designation, rights and preferences of the remaining 3,500,000 shares (including voting, dividend, redemption and liquidation rights) may be fixed by the Company's Board of Directors, from time to time, without further shareholder action. Shares of such remaining shares of Preferred Stock could be issued in the future with such rights and preferences as could make the possible takeover of the Company or the removal of management of the Company more difficult or could otherwise adversely impact the rights of holders of Common Stock. Further, under current regulations of the Securities and Exchange Commission, if any such Preferred Stock were issued by the Company with such voting rights as had the effect of nullifying, restricting or disparately reducing the per share voting rights of holders of Common Stock, such issuance could result in the disqualification of the Company's securities from listing on NASDAQ or on a securities exchange. See "Description of Securities--Preferred Stock."

19. Voting Rights of Preferred Shares. Until conversion, the Preferred Shares will be entitled to only one vote per share, voting together with the Common Stock as one class on all matters except as otherwise provided by Delaware law and with respect to the issuance of certain additional shares of Preferred Stock. Each Preferred Share is convertible into ____ shares of Common Stock, each of which is entitled to one vote. See "Description of Securities."

20. Limitation on Director Liability. As permitted by Delaware corporation law, the Company's Certificate of Incorporation limits the liability of Directors to the Company or its stockholders to monetary damages for breach of a Director's fiduciary duty except for liability in certain instances. As a result of the Company's charter provision and Delaware law, stockholders may have a more limited right to recover against Directors for breach of their fiduciary duty other than as existed prior to the enactment of the law. See "Management--Limitation of Liability and Indemnification."

                            PRICE RANGE OF SECURITIES

     Prior to the date hereof, there has been no market for the Units or Preferred Stock of the Company. The Company's Common Stock traded since July 29, 1993 on the NASDAQ Small-Cap Market. Prior to that date, there was no established public trading market for the Company's Common Stock. The name of the corporation was changed from Hungarian Teleconstruct Corp. to EuroWeb International Corp. on July 9, 1997 and the symbol was changed from HTEL to EWEB on the NASDAQ Small-Cap Market.

     The NASDAQ SmallCap Market now requires that in order to continue to be listed, the Company must maintain $2 million in net tangible assets and a minimum bid price of $1.00 per share. Failure to meet either of these maintenance requirements in the future may result in the discontinuance of the inclusion of the Company's securities in the NASDAQ SmallCap Market. In such event trading, if any, of the Company's securities would thereafter be conducted in the non-NASDAQ over-the-counter market known as the Bulletin Board. Although the Company believes that it will be able to satisfy both of these maintenance criteria after the completion of this offering, the Company's Common Stock was trading below $1.00 for more than a year prior to April 1998 and the Company's net tangible assets at March 31, 1998 were approximately $1,880,000.

     The following table sets forth the range of high and low bid prices as reported by NASDAQ. Bid quotations reflect interdealer prices without retail mark-up, mark-down or commission transactions.

                                                   HIGH               LOW
                                                  -------           ------
       QUARTER ENDING:

       1995

       March 31, 1995   ......................     13 3/4           4 5/8
       June 30, 1995    ......................       61/2          4
       September 30, 1995.....................       7              3 3/4
       December 31, 1995......................       5              2 5/8

       1996

       March 31, 1996   ......................       3 7/8          3 1/4
       June 30, 1996    ......................       3 3/4          2 3/4
       September 30, 1996.....................       5 1/4          2 7/8
       December 31, 1996......................       3 1/8          1 3/8

       1997

       March 31, 1997   ......................       2 1/2          1 1/8
       June 30, 1997    ......................       1 5/16           5/8
       September 30, 1997.....................       1                5/8
       December 31, 1997......................          7/8           3/8

       1998

       March 31, 1998   ......................           1/2           1/4
       June 30, 1998    ......................         3 1/4           3/8
       September 30, 1998 (up to July 8)......         2 3/4        1 13/16

     As of July 8, 1998, there were 57 holders of record of the 5,306,750 outstanding shares of the Common Stock. As of July 8, 1998, the Company had an estimated 2,500 beneficial shareholders. The closing bid price of the Common Stock on July 8, 1998 was 2 3/8. There is presently no market for the Units or the Preferred Shares, and there can be no assurance that a public trading market for the Units or the Preferred Shares will develop after this Offering. The Representative has advised the Company that it intends to make a market for the Units immediately after the public offering of these securities but may discontinue these activities at any time.

     The average daily trading volume of the Company's Common Stock for the month of May 1998 was 209,005 shares.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of the date of this prospectus, and adjusted to give effect to the sale of 1,000,000 Units offered by the Company and the application of the proceeds therefrom as described in "Use of Proceeds."

                                                                                              MARCH 31, 1998
                                                                                        ------------------------
                                                                                        ACTUAL    AS ADJUSTED(1)
                                                                                        ------    --------------
Stockholders' equity:
     Common Stock, $.001 par value; 15,000,000 shares authorized;
        issued and outstanding 5,178,246, as adjusted 5,178,246..................  $       5,178     $       5,178
     Preferred Stock $.001 par value, 5,000,000 shares authorized -
        Series A Convertible Cumulative Redeemable Preferred Stock, 1,500,000
        shares authorized - no shares issued, 1,000,000 shares
        issued as adjusted.........................................................            0             1,000
     Additional paid-in capital..................................................     18,804,997        23,803,997
     Deficit.....................................................................   (15,427,788)      (15,427,788)
Accumulated other comprehensive loss:
     Foreign currency translation adjustments....................................       (48,035)          (48,035)
                                                                                      ----------        ----------
        Total Stockholders' Equity...............................................    $ 3,334,352       $ 8,334,352
                                                                                      ----------        ==========

(1) Unless otherwise indicated, all information in this Prospectus assumes that no portion of the Over-allotment Option is exercised.

                                 DIVIDEND POLICY

     The Company has never paid any cash dividends on the Common Stock. The Company anticipates that in the foreseeable future, earnings, if any, will be retained for use in the business or for other corporate purposes, and it is not anticipated that cash dividends will be paid either on the Preferred Shares or Common Stock. Dividends on the Preferred Shares will be paid in Common Stock if the Company is legally able to do so. The Company is dependent upon payment of dividends from its Hungarian subsidiary companies as the source of its own cash dividends.

     Hungarian companies are permitted to pay annual dividends out of profits, determined on the basis of Hungarian accounting principles, following recommendation of its Board of Directors and a declaration by the Annual General Meeting which must be held in the first four months of each year. Dividends are payable to foreign investors, such as the Company, in Forints, which may be converted into U.S. Dollars at the official rate of exchange set by the National Bank of Hungary.

                                 USE OF PROCEEDS

     The net proceeds to the Company from the sale of the securities offered hereby are estimated to be $5,000,000 ($5,810,000 if the Underwriters' over-allotment option is exercised in full). The Company expects to use the net proceeds during the twelve months following this offering approximately as follows:

                                                                                                APPROXIMATE
                                                                       APPROXIMATE            PERCENTAGE OF
APPLICATION OF PROCEEDS                                              DOLLAR AMOUNT            DOLLAR AMOUNT
-----------------------                                              -------------            -------------
Acquisition of complementary businesses (1)..................           $2,000,000                    40.0%
Establishment of branch office in Central Europe(2)..........            1,000,000                    20.0%
Development of software (3)..................................              600,000                    12.0%
Purchase of equipment (4)....................................              500,000                    10.0%
Marketing and Advertising (5)................................              500,000                    10.0%
Working capital & general corporate purposes (6).............              400,000                     8.0%
                                                                       -----------                  -------
Total........................................................           $5,000,000                   100.0%
                                                                        ==========                   ======


Establishment of branch office in Central Europe(2)..........            1,000,000            20.0%
Development of software (3)..................................              600,000            12.0%
Purchase of equipment (4)....................................              500,000            10.0%
Marketing and Advertising (5)................................              500,000            10.0%

(1) Represents anticipated costs to acquire complementary businesses in Internet access providing, Web design and software development. As of the date of this prospectus, the Company has no plans, agreements, commitments, understandings or arrangements with respect to any such acquisition. See "Business--EuroWeb Strategy."
(2) Represents anticipated costs associated with the establishment of a branch office in Central Europe, including the cost of equipment, telephone lines and initial rent and salaries for technical and support personnel. See "Business--EuroWeb Strategy."
(3) Represents estimated costs of developing databases and software for special projects.
(4) Represents estimated costs of additional computers, servers, routers and other equipment needed as the Company expands.
(5) Includes costs associated with advertising in local newspapers and trade publications, fees for independent marketing consultants and the salaries for up to three marketing and sales personnel. See "Business-- Marketing and Sales."
(6) Working capital may be used among other things, to pay salaries of the Company's executive officers (which is anticipated to be approximately $306,000 during the twelve months following the offering), rent, trade payables, professional fees and other operating expenses.

     If the Underwriters exercises their over-allotment option in full, the company will realize additional net proceeds of $810,000, which will be added to the Company's working capital.

     Based on currently proposed plans and assumptions relating to the implementation of its business plans, the Company believes that the proceeds of this offering will be sufficient to satisfy its contemplated cash requirements for at least twelve months following the consummation of this offering. In the event that the Company's plans change, its assumptions change or prove to be inaccurate or if the proceeds of this offering otherwise prove to be insufficient to implement its business plans, the Company may find it necessary or desirable to reallocate a portion of the proceeds within the above described categories, use proceeds for other purposes, seek additional financing or curtail its operations. Management will maintain broad discretion as to the allocation of proceeds. Decisions as to the allocation of working capital will be made by the executive officers and directors of the Company. There can be no assurance that any additional financing will he available to the Company on acceptable terms, or at all.

     Proceeds not immediately required for the purposes described above will be invested principally in United States government securities, short-term certificates of deposit, money market funds or other short-term interest bearing investment.

                         SELECTED FINANCIAL INFORMATION

     The following financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes thereto included in this Prospectus. The data insofar as it relates to each of the years 1997 and 1996 have been derived from audited financial statements and notes thereto appearing elsewhere herein. The data for the three months ended March 31, 1998 and 1997 have been derived from unaudited financial statements which, in the opinion of management, include all adjustments, consisting of only normally recurring adjustments, necessary for a fair statement of the results for unaudited interim periods. The Company entered into the Internet business in January 1997. Accordingly, and recognizing that the Company has engaged in its current primary line of business only for approximately one year, the Company has a limited operating history upon which an evaluation of the Company and its prospects can be based. Management therefore believes that period-to-period comparisons of the Company's results of operations are not indicative of future results.


OPERATING STATEMENT DATA

                                                        YEAR ENDED                   THREE MONTHS ENDED
                                                        DECEMBER 31,                        MARCH 31,
                                                 --------------------------      ---------------------------
                                                 1996              1997                1997             1998
                                                 ----              ----                ----             ----
                                                                                (UNAUDITED)      (UNAUDITED)
Revenues - Internet.........................  $        --     $ 1,270,135          $ 286,252        $ 384,900
          - Construction....................           --             --                 --         1,724,468
                                              -----------    -----------       -------------    -------------
                                                       --       1,270,135            286,252        2,109,368
                                              -----------
Expenses (income):

  Cost of construction......................           --             --                 --         1,723,870
                                              -----------
  Compensation and related costs............    1,364.550        810,543             237,667          165,946
  Network costs.............................           --        525,530              75,161          171,240
  Consulting and professional fees..........      190,330        234,042              92,390           43,450
  Rent    ..................................        5,716        117,531              32,287           33,004
  Depreciation and amortization.............       29,352        497,362             106,408          116,073
  Interest expense - net....................      287,677        370,166             164,197           16,904
  Financing costs...........................       99,000        153,965              59,924               --
  Foreign currency loss.....................      150,917         28,654              74,424           41,576
  Write-down of construction-in-

    progress to estimated market value......    1,000,000        350,000                 --                --
  Gain on sale of investment in affiliate...           --       (524,000)                --                --
  Other   ..................................      379,472        713,570             122,904           52,390
                                              -----------    -----------          ----------        ---------
                                                3,517,014      3,277,363             965,367        2,364,453
                                                ---------     ----------           ----------       ---------
       Loss before equity in net loss of

         unconsolidated affiliate...........    3,517,014     (2,007,228)           (697,115)        (255,085)
Equity in net loss of unconsolidated affiliate   (278,000)            --                  --               --
                                                ---------  -------------       -------------   --------------
Net Loss....................................   $3,795,014)   $(2,007,228)          $(679,115)       $(255,085)
Other comprehensive loss - foreign
  currency translation adjustment...........           --        (35,900)                 --          (12,135)
                                             ------------      ----------     --------------       ----------
Comprehensive loss..........................  $(3,795,014)   $(2,043,128)      $    (679,115)      $ (267,220)
                                               ==========     ==========         ===========         =========
Net loss per share - basic and diluted......       $(2.26          $(.54)             $ (.24)           $(.05)
                                                   -------         =====               ======            ====
Weighted average number of shares
 outstanding................................     1,681,000     3,728,000           2,815,255        5,026,039
                                               ===========    ===========         ===========       =========


BALANCE SHEET DATA

                                                                                  DECEMBER 31,
                                                                                  ---------------
                                                    AS OF MARCH 31, 1998               1997
                                                ----------------------------           ----
                                                ACTUAL         AS ADJUSTED(1)         ACTUAL

        Current assets.............                1,663,963            6,663,963        1,519,511
        Current liabilities.......                 1,590,299            1,590,299        1,349,079
        Working capital............                   73,664            5,073,664          170,432
        Total assets ..............                5,024,651           10,024,651        6,640,304
        Stockholders' equity.......                3,334,352            8,334,352        3,551,572

(1) Adjusted for the Units to be sold by the Company in this Offering and the estimated net proceeds of $5,000,000 to be received by the Company.


                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

INTRODUCTION

     The following discussion and analysis should be read in conjunction with "Selected Financial Information" and the Company's Consolidated Financial Statements including the Notes thereto, included elsewhere in this Prospectus. Except for the historical information contained herein, the discussion in this Prospectus contains forward-looking statements that invoke risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The Company's actual results could differ materially from those discussed below. Factors that could cause or contribute to such differences include those discussed in "Risk Factors," as well as those discussed elsewhere herein.

     The Company was organized on November 9, 1992 under the laws of the State of Delaware as Hungarian Teleconstruct Corp., and changed its name to EuroWeb International Corp. on July 9, 1997. It was a development stage company through December 31, 1993. It originally had two subsidiary Hungarian corporations, one of which was engaged as a general contractor in the construction of buildings and the other was engaged in the construction of local telephone exchanges for community sponsored telecom companies in Hungary. It had two operating business segments: (1) building of condominium apartments and (2) design and laying of underground fiber optic telephone and cable lines. The latter segment was discontinued in 1994.

     The Company built two luxury 14-unit condominium buildings in Budapest. During 1996 and 1997, the Company sold one of the apartments in the first building ("Building A") to a third party and agreed to sell the remaining 13 apartments in Building A prior to its completion to M&A Corp. ("M&A"), a corporation wholly owned by Peter Klenner ("Klenner"), its former president. It was agreed that the closing of the sale would take place on the completion of the second building ("Building B"). Klenner agreed to loan the Company funds to complete Building B, which loans were to be applied against his purchase price of Building A. The Company completed Building B in March 1998. The Company leased Building B to an unaffiliated person for a five year term commencing April 1, 1998 at a net rental of $22,000 per month with an option to purchase the building for $2,000,000. The sale of Building A was recognized for accounting purposes in the three months ended March 31, 1998. The Company has no intention at the present time to commence new construction. (See "Certain Transactions").

     In January 1997, the Company entered the Internet business by acquiring three Internet service providers in Hungary. At present, EuroWeb is a leading Internet service provider operating in Hungary that provides full Internet and Web site solutions and services primarily to businesses. The Company offers a comprehensive range of services to deliver Internet solutions designed to improve clients' business processes. The Company's services include providing access to an international backbone, design of web sites, hosting of web sites, strategy consulting, analysis and design, software development, electronic commerce and discount Fax. The Company markets its services principally to medium-sized and large companies.

     The Company has only a limited operating history upon which to base an evaluation of its business and prospects. The Company and its prospects must be considered in light of the risks, expenses and difficulties frequently encountered by companies in an early stage of development, particularly companies in new and rapidly evolving markets such as Internet services. Such risks for the Company include, but are not limited to, an evolving business model and the management of both internal and acquisition based growth. To address these risks, the Company must, among other things, respond to competitive developments and continue to attract, retain and motivate qualified employees. There can be no assurance that the Company will be successful in meeting these challenges and addressing such risks and the failure to do so could have a material adverse effect on the Company's business, results of operations and financial condition. The Company has incurred net losses since inception and as of March 31, 1998 had an accumulated deficit of $15.4 million. Although the Company has experienced revenue growth in recent months, such growth rates may not be sustainable or indicative of future operating results, and there can be no assurance that the Company will achieve and sustain profitability. See "Risk Factors--Limited Operating History; Accumulated Deficit."

RESULTS OF OPERATIONS

THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THREE MONTHS ENDED MARCH 31, 1997.

     For the three months ended March 31, 1998, the Company incurred a net loss of $267,200, a net loss of $.05 per share compared to a net loss of $679,115, a net loss of $.24 per share for the three months ended March 31, 1997.

     For the three months ended March 31, 1998, revenues were $2,109,368, of which $384,900 was derived from the Internet business, and $1,724,468 from construction compared with revenues of $286,252 during the three months ended March 31, 1997, all of which was derived from the Internet business. The increase of $98,648 in Internet revenues was due primarily to an increase in the number of subscribers.

     Cost of construction of $1,723,870 for the three months ended March 31, 1998 represents the costs associated with the construction revenue recognized during the period.

     Compensation and related costs decreased to $165,946 in 1998 from $237,667 in 1997. The 1997 amount includes approximately $119,000 more of stock compensation to former officers of the Company than the 1998 amount.

     Network costs of $171,240 were incurred in 1998 in connection with the Internet business as compared with $75,161 in the comparable period of 1997. Network costs represent connection fees charged to the Company by the owner of the international and Hungarian telephone lines leased to the Company by the owners of the international and Hungarian telephone lines leased by the Company and subleased by the Company to its subscribers. The increase in network costs was due primarily to the increase in the number of subscribers.

     Interest expense-net decreased to $16,904 for the three months ended March 31, 1998 from $164,197 in the comparable period of 1997 primarily as a result of no incremental interest charge incurred during the three months ended March 31, 1998 compared to $150,000 incurred during the three months ended March 31, 1997 relating to the convertibility of the convertible debentures.

     Other expenses decreased to $52,390 in this three month period of 1998 from $122,904 in the three months ended March 31, 1997 primarily as a result of greater efficiency in the Internet business.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     For the year ended December 31, 1997, the Company incurred a net loss of $2,007,228, a net loss of $.54 per share compared to a net loss of $3,795,014, a net loss of $2.26 per share for the year ended December 31, 1996.

     For the year ended December 31, 1997, revenues were $1,270,135, all of which were derived from the Internet business, compared with no revenues during the year ended December 31, 1996. The Company first entered into the Internet service provider business on January 2, 1997 when it acquired three Internet service provider companies. It had no Internet related revenues prior to the date of acquisitions.

     Compensation and related costs decreased to $810,543 in 1997 from $1,364,550 in 1996, even though the 1997 amount includes approximately $400,000 of costs relating to the Internet business. The 1996 amount included $972,000 in connection with the former President's resignation.

     Network (or connection fee) costs of $525,530 were incurred in 1997 in connection with the Internet business.

     Rent increased to $117,531 in 1997 from $5,716 in 1996 primarily as a result of the Internet business.

     Depreciation and amortization increased to $497,362 in 1997 from $29,352 in 1996 primarily as a result of amortization of goodwill ($383,000) and depreciation of equipment ($95,078) relating to the Internet business.

     Interest expense-net increased to $370,166 in 1997 from $287,677 in 1996 primarily as a result of the convertible debt borrowing and the loan from Hungarian Broadcasting Corp.

     Other expenses increased to $713,570 in 1997 from $363,472 in 1996 primarily as a result of the Internet business.

LIQUIDITY AND CAPITAL RESOURCES

     In 1997 and 1996, the Company sold $850,000 and $792,500 of 10% convertible debentures due 2 years from the date of sale to foreign investors outside the United States in private placements receiving aggregate net proceeds of approximately $696,000 and $693,500, respectively, after deducting placement agent fees and offering expenses of approximately $154,000 and $99,000, respectively. The original principal amount of the debentures was convertible into shares of Common Stock at a conversion price of 50% of the market price of the Company's common stock. During 1998, 1997 and 1996, debentures of $150,000, $1,185,000 and $307,500 and accrued interest of $5,841, $42,252 and $3,907, respectively, were converted into 356,814, 2,413,667 and 263,979 shares of common stock, respectively.

     The incremental yield on the debentures relating to the convertibility of the debentures into common stock at a 50% discount to the common stock's market price resulted in an interest charge of $327,000 and $300,000 to the consolidated statement of loss for the years ended December 31, 1997 and 1996, respectively. In addition, financing costs of approximately $154,000 and $99,000 incurred in connection with the sale of the debentures have been charged to operations during 1997 and 1996, respectively, since substantially all of the debentures were converted to common stock within a short period after issuance.

     In October 1996, the Company sold a private placement of securities consisting of 550,000 shares of common stock and 550,000 common stock purchase warrants exercisable at $2 per share, (which exercise price was subsequently reduced to $1.25 per share on June 26, 1997), at any time from October 1, 1997 until September 30, 2001 for net proceeds of $972,450 after deducting placement agent fees and offering expenses of $127,550. The warrants and the underlying shares of common stock have been registered under the Securities Act of 1933.

     On August 26, 1997, the Board of Directors approved an increase in the number of shares of common stock to be available under the Company's 1993 Incentive Stock Option Plan from 350,000 to 700,000. This action is subject to approval of the Company's shareholders at the next annual shareholder meeting to be held in July 1998.

     In March 1998, the Company completed the construction of two 14-unit condominium buildings in Budapest. As of April 1, 1998, the Company net leased Building B to an unaffiliated person for a net monthly rental of $22,000 for a five year term. The net lease also contains an option to purchase Building B for the sum of $2,000,000, plus VAT taxes, if any, during any time during the lease. See "Certain Transactions."

     The Company currently anticipates that its current cash position and its cash flows from current operations, together with the proceeds of the subject offering, will be sufficient to meet its presently anticipated working capital and capital expenditure requirements for at least the next 12 months. The net proceeds from this offering will be used to support more rapid expansion, develop new or enhanced services and products, acquire complementary businesses or technologies or take advantage of unanticipated opportunities. The Company's future liquidity and capital requirements will depend upon numerous factors, including the success of the Company's existing and new service offerings and competing technological and market developments. The Company may be required to raise additional funds through public or private financing, strategic relationships or other arrangements. There can be no assurance that such additional funding, if needed, will be available on terms acceptable to the Company, or at all. If adequate funds are not available on acceptable terms, the Company may be unable to develop or enhance its services and products, take advantage of future opportunities or respond to competitive pressures, any of which could have a material adverse effect on the Company's business, results of operations and financial condition.

THE YEAR 2000

     The Company is currently evaluating the impact of the Year 2000 on its management, information and operating systems. At this time, management believes that the impact of the Year 2000 will have no material effect on its operations or financial results.

FOREIGN CURRENCY, INFLATION AND SEASONALITY

     The rate of inflation in Hungary was 18% in 1997 compared with 23% in 1996 and 28% for 1995. Prices have been rising rapidly in recent years.

     Internet operations are not seasonal.

     The Company will be subject to significant foreign exchange risk. There are currently no meaningful ways to hedge currency risk in Hungary. Therefore, the Company's ability to limit its exposure to currency fluctuations is significantly restricted.

     Although the Forint has recently become exchangeable outside Hungary, there is not yet a freely convertible exchange market in place for the Forint. In addition, Hungarian law permits the repatriation of foreign currency only for dividends to the extent of capital investment and earnings, as determined under applicable Hungarian law. There can no assurances as to the future exchangeability or convertibility of Forints.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the FASB issued SFAS No 130. "Reporting Comprehensive Income, which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those results from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial element that is displayed with the same prominence as other financial statements.

     SFAS 130 is effective for financial statements for periods beginning after December 15, 1997 and requires comparative information for earlier periods to be restated. The Company adopted SFAS 130 as of January 1998.

     In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information, which supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise." SFAS 131 establishes standards for the way that public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosure regarding products and services, geographic areas and major customers. SFAS 131 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

     SFAS 131 is effective for financial statements for periods beginning after December 15, 1997 and requires comparative information for earlier periods. The Company adopted SFAS 130 as of January 31, 1998. Because of the recent issuance of this standard, management has been unable to fully evaluate the impact, if any, it may have on future financial statement disclosures. Results of operations and financial position, however, will be unaffected by implementation of this standard.

                                    BUSINESS

HISTORY

     The Company was organized on November 9, 1992 under the laws of the State of Delaware as Hungarian Teleconstruct Corp., and changed its name to EuroWeb International Corp. on July 9, 1997. It was a development stage company through December 31, 1993. It originally had two subsidiary Hungarian corporations, one of which was engaged as a general contractor in the construction of buildings and the other was engaged in the construction of local telephone exchanges for community sponsored telecom companies in Hungary. It had two operating business segments: (1) building of condominium apartments and (2) design and laying of underground fiber optic telephone and cable lines. The latter segment was discontinued in 1994.

     The Company built two luxury 14-unit condominium building in Budapest which were completed in early 1998. The Company has no intention at the present time to commence new construction. (See "Management Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions").

     The Company entered the Internet service provider business in Hungary in January 1997 by acquiring three Hungarian Internet service companies ("Internet providers") from unrelated parties, namely, EUNET, E-Net and MS Telecom. EUNET was the leading provider of leased line Internet access services in Hungary. E-Net was recognized as the premier developer of Web sites in Hungary, providing content, design and database functions, as well as Web site hosting services. MS Telecom was a provider of dial-up Internet access services in Hungary. The three combined companies were merged into a new Hungarian company known as EuroWeb and relocated into a single new facility. New technological equipment was added including a CISCO 7200 router, a CISCO AS 5200 Terminal Server, and two pieces of Sun Ultra servers. Additional international trunk line connections were added, including MCI VSAT connections and TMI (Italia Telecom) terrestrial lines. The total number of employees was decreased by approximately 35% by eliminating duplication of services.

INDUSTRY OVERVIEW

     The Internet and the World Wide Web

     The Internet is a global collection of thousands of computer networks interconnected to enable commercial organizations, educational institutions, government agencies and individuals to communicate electronically, access and share information and conduct business, The Internet was historically used by a limited number of academic institutions, defense contractors and governmental agencies. Use of the Internet by commercial organizations and individuals has increased significantly in recent years as the result of cultural and business changes, technological advances, including increases in microprocessor speed, decreasing cost of computers, and the development of easy-to-use graphical user interfaces. "Graphical user interfaces" in the context of the Internet are the graphics and text that appear on a computer screen.

     Much of the recent growth in Internet use by businesses and individuals has been driven by the emergence of a network of servers and information available on the Internet called the World Wide Web. The Web is not only rich in content and format, containing magazines, news feeds, and corporate product, educational, research, and political information, it also enables users to engage in activities, including providing customer service, conducting electronic commerce and banking, making reservations, playing games and participating in discussion groups.

     The market for Internet services is characterized by rapid technological change, changes in user and client requirements and preferences, frequent new product and service introductions embodying new processes and technologies and evolving industry standards and practices that could render the Company's existing service practices and methodologies obsolete. The Company's success will depend, in part, on its ability to improve its existing services, develop new services and solutions that address the increasingly sophisticated and varied needs of its current and prospective clients, and respond to technological advances, emerging industry standards and practices, and competitive service offerings. There can be no assurance that the Company will be successful in responding quickly, cost-effectively and sufficiently to these developments. If the Company is unable, for technical, financial or other reasons, to adapt in a timely manner in response to changing market conditions or client requirements, its business, results of operations and financial condition would be materially adversely affected.

EUROWEB STRATEGY

     EuroWeb's objective is to be the leading supplier to businesses of complete communication solutions using Internet technologies. Instead of concentrating on small users, EuroWeb concentrates on large business users and seeks to satisfy all their needs with a high quality and reliable service.

     The Company's business has shown continued growth since it entered the Internet field in January 1997, and the Company expects such growth to continue in Hungary both internally and through acquisitions of complementary businesses. The Company regularly evaluates potential acquisition candidates and is currently holding preliminary discussions with a number of such candidates. If, after due diligence review and negotiation, such companies can be acquired on a basis considered fair to the Company and its stockholders, the Company may proceed with such acquisitions. None of these potential acquisitions is currently considered to be pending or probable. The Company expects some of its future acquisitions to include the issuance of additional shares of the Company's Common Stock in the future.

PRODUCTS AND SERVICES

     EuroWeb provides its customers with a comprehensive range of Internet access options, content services and value added services. EuroWeb believes that over time its strategic focus on business applications for the Internet will play an increasing role in differentiating the Company from its competitors.

ACCESS OPTIONS

     The following tables describe EuroWeb's Internet access options.

LOW SPEED DIAL-UP ACCESS

     Low speed dial-up access services are primarily marketed to individuals and households.

SERVICES                                CURRENT LIST PRICE                      SUMMARY DESCRIPTION
--------                                ------------------                      --------------------
Limitless Internet                      $290/Year                               Full Internet for single computer
                                        No start up fee                         with mailbox

Company Post Office                     $17/Month                               Only mail service for corporate
                                        Startup fee: $48                        networks
Company Internet                        $29/Month                               Full Internet service for small
                                        Traffic Fee                             corporate networks
                                        Startup fee: $48

HIGH SPEED ACCESS

     High speed access services are primarily marketed to business accounts.


SERVICES                                CURRENT LIST PRICE                      SUMMARY DESCRIPTION
--------                                ------------------                      -------------------
Company Internet ISDN                   $48/Month                               Full Internet service for medium

                                        Traffic Fee                             corporate networks over ISDN
                                        Startup fee: $48
Company Internet Managed                $48-$762/Month                          Full Internet service for big
Leased Line                             Traffic fee                             corporate networks over dedicated

                                        Startup fee: $381-$4,571                line

Dedicated International Line 64K-       $2,300-$14,000/Month                    Full Internet service for very big
512K                                    Traffic Fee: Limitless                  corporate networks or Internet

                                        Startup fee: $571-$1,286                resellers over dedicated
                                                                                international line

CONTENT (OR "WEB") SERVICES

     EuroWeb markets various services for the design, development, hosting and maintenance of home pages (entry points for a collection of information presented through the World Wide Web) and content on the World Wide Web. EuroWeb will install and maintain home pages on EuroWeb servers for customers concerned with the cost, difficulty or security of maintaining home pages on their own network.


SERVICES                                CURRENT LIST PRICE                      SUMMARY DESCRIPTION
--------                                ------------------                      -------------------
Web Hosting                             $24-$476/Month                          Hosting companies' sites
Web Server Hosting                      From $143                               Hosting companies' Web servers

                                        Startup fee: $71                        in EuroWeb's machinery room
Autoweb                                 $24/Month                               Automatic creation of Web sites
                                        From $476                               Design & Programming corporate

                                                                                Web sites

     The Company provides Internet content services to clients in a variety of industries, as indicated by the selected clients set forth below:

Microsoft Hungary Ltd.                  Budapest Sun (Sunpress Ltd.)            Intercom Ltd.
Hewlett Packard Hungary Ltd.            EMI Quint Record Corp.                  European Commercial Bank Corp.
Digital Hungary Ltd.                    Hungarian Power Company Ltd.            Kossuth Radio
Bull-Zenith Hungary Ltd.                Paksi Power Generator Corp.             Peton Radio
Generali Hungary Ins. Corp.             Waterworks of Budapest Corp.            Pesti Musor Magazin Corp.
Sun Microsystems Ltd.                   Hungarian Tourism Service               Magyar Hirlap (Daily)
Nationale-Niederland Corp.


VALUE ADDED SERVICES

     EuroWeb provides various value added services to customers including online databases, electronic banking and software development and Netfax.

     Online Databases

     The Company has developed several databases for its customers including a "companies" database, and a composite Hungarian library catalogue database.

     The companies database enables subscribers to search for company data registered in Hungarian Court of Registration. Every Hungarian company must file with a Hungarian Court of Registration a statement setting forth the names and addresses of its directors and managers, its accountants and attorneys and its paid-in capital. In addition, regulations promulgated by the various government ministries and statistical data releases by the government are also filed with the Hungarian Court of Registration. The Company keeps this database current on a weekly basis and has had it translated into English and German.

     The library catalogue database consolidates the book catalogues of all of the libraries in Hungary and identifies each book by name, author and a brief identification of contents and in which libraries a copy of the book can be found.

     The Company intends to continue to develop databases for other customers.

     Electronic Banking and Software Development

     In 1998 the Company started a division to develop Internet software to provide electronic commercial software to perform many business processes. This division was retained by Fornex, an agent of the Budapest Stock Exchange ("BSE"), to develop software to record all transactions on the BSE in real time and create a database for such information, which information can be obtained by subscribers through the Internet. The division also has been retained by Posta Bank, Hungary's second largest bank, to help develop software for home banking use by customers of the bank and to provide access for the customers to enable the customers to transfer funds on deposits at the bank by the Internet electronically to third parties. The Company is also working on software for credit card processing and transaction validation.

     Netfax

     The Company added discount fax service for its customers in 1998. These services enable customers to send faxes any where in the world at a cost substantially lower than what the customers would pay using ordinary telephone lines. Customers are able to access this new service using a regular fax machine or through their computers. Recipients are able to receive the transmission on a computer or on a fax machine. The Company is also the node for faxes sent to Hungary from locations around the world by members of a worldwide alliance of Internet service providers known as GRIC (Global Research Internet Connection).

CUSTOMERS

     The Company's customers are businesses and professionals in varied lines of business. The Company's customer base has grown to over 250 business customers as of July 8, 1998. In 1998, no customer accounted for more than ten percent of the Company's total revenues. The following is a list of certain EuroWeb customers in each of 8 selected industry groups.

GOVERNMENT                                                 COMPUTER SYSTEMS & SERVICE
----------                                                 --------------------------
State Privatization and Holding Corp.                      DYNAsoft Ltd. (SAP consultant)
Office of Economic Competition                             ICON Computing Ltd.
General Inspectorate of Communications                     IDOM Corp. (System Integrator)
Institute of Geodesy, Cartography and Remote               Hungarian Railway Information Services Ltd.
Sensing
Hungarian Banking and Capital Market Supervision           Szuv Computing and Management Organization
                                                           Service Ltd.

                                                           KFKI Research Institute for Particle and Nuclear
                                                           Physics Corp.
                                                           Nuclear Physics Corp.
                                                           Scala ECE Hungary Ltd.



MULTINATIONAL COMPANIES                                    TOURISM & ENTERTAINMENT
Bull-Zenith Hungary Ltd.                                   Danubius Hotels Corp.
Digital Hungary Corp.                                      Hungarian Tourism Service
ICL Hungary Ltd.                                           Intercom Ltd.

HBO Hungary Ltd.

INDUSTRY                                                   BANKING
North-West Hungarian Electricity Supply                    EuroNet Corp.

Company Corp.

RABA Hungarian Railway Carriage and Machine                OTP Bank Corp.
Works
Waterworks of Budapest Corp.                               Postabank Corp.
Malev Hungarian Airlines Corp.                             Coopers & Lybrand Corp.
Dunaferr Danube Ironworks Corp.                            Credit Lyonnais Bank Corp.
Heinz Canning Factory
North American Bus Industries Ltd.

NEWSPAPER                                                  RADIO

Budapest Sun Sunpress Ltd.                                 Kossult Radio
Axel Springer Hungary Ltd.                                 Petofi Radio
Magyar Hirlap (Daily)                                      Slager Radio

                                                           Radio Hungary

NETWORK OPERATIONS AND TECHNICAL SUPPORT

     EuroWeb believes that effective network and technical support are important criteria by which commercial users select Internet access providers and has dedicated substantial resources to building a high quality support infrastructure. As of July 8, 1998, EuroWeb had a network operations group consisting of 12 people, including 7 providing technical support and 5 providing customer support. The Company's network operations personnel located at EuroWeb's network operations center in Budapest are responsible for continuously monitoring traffic across the Company's network infrastructure. The Company's technical support personnel work to find solutions for customers experiencing difficulties with Internet applications. Both the technical support and customer support personnel currently are available from 8 a.m. to 8 p.m. Monday through Friday. At other times, these personnel respond to technical support requests by being paged.

SALES AND MARKETING

     The Company employs eight persons in sales and marketing. To date, the Company has sold its Internet access and applications products and services primarily through direct telephone contact. Call activity is generated in response to a variety of promotional programs, including advertising in general business and specialty periodicals, participation in industry shows, and press relations. The sales persons work closely with the twelve person customer and technical support group, which is responsible for installation at multiple sites and for support and technical consulting services for the first thirty days after installation. In addition, the Company competes for government tender offers to develop software for varying projects from time to time and prepares proposals in connection therewith. The Company intends to employ three additional persons in sales and marketing after this offering is completed. See "Use of Proceeds."

COMPETITION

     The market for Internet services is relatively new, intensely competitive, rapidly evolving and subject to rapid technological change. The Company expects competition to persist, intensify and increase in the future. The Company's principal competitors are Datanet, which has a customer base similar to that of the Company's, and MATAV, the national Hungarian telephone company, and many small niche companies engaged in WEB design, systems integration, and software development. Furthermore, some of the Company's current and potential competitors have longer operating histories, larger installed customer bases, longer relationships with clients and significantly greater financial, technical, marketing and public relations resources than the Company, and could decide at any time to increase their resource commitments to the Company's market. The Company strives to compete on the basis of the quality and reliability of its services. There can be assurance that it will compete successfully in the future.

     There are relatively low barriers to entry into the Company's business. Because professional services firms such as the Company rely on the skill of their personnel and the quality of their client service, the Company has no patented technology that would preclude or inhibit competitors from entering the Internet services market. The Company expects that it will face additional competition from new entrants into the market in the future. There can be no assurance that existing or future competitors will not develop or offer services that provide significant performance, price, creative or other advantages over those offered by the Company, which could have a material adverse effect on the Company's business, results of operations and financial condition.

GOVERNMENT REGULATIONS

     The Company is not currently subject to direct government regulation other than laws and regulations applicable to businesses generally, and there are currently few laws or regulations directly applicable to access to or commerce on the Internet. However, due to the increasing popularity and use of the Internet, it is likely that a number of laws and regulations may be adopted at the local, state, national or international levels with respect to the Internet covering issues such as user privacy, freedom of expression, pricing of products and services, taxation, information security or the convergence of traditional communications services with Internet communications. Moreover, the adoption of any such laws or regulations may decrease the growth of the Internet, which could in turn decrease the demand for the Company's services or increase the cost of doing business or in some other manner have a material adverse effect on the Company's business, results of operations or financial condition.

EMPLOYEES

     The Company employs thirty-six persons; three in management, eight in sales, eight in graphics and Web development, five in customer support, seven in networking operations and five administrative persons. None of the Company's employees are represented by a labor organization. The Company believes that it's relations with its employees are excellent.

     The Company's business of delivering Internet services is labor intensive. Accordingly, the Company's success depends in part on its ability to identify, hire, train and retain employees who can provide the Internet strategy, technology, marketing, audience development and creative skills required by clients. There is currently a shortage of such personnel, and this shortage is likely to continue for the foreseeable future, The Company competes intensely for qualified personnel with other companies, and there can be no assurance that the Company will be able to attract, assimilate or retain other highly qualified technical, marketing and managerial personnel in the future. The inability to attract and retain the necessary technical, marketing and managerial personnel would have a material adverse effect on the Company's business, results of operations and financial condition.

     The Company's rapid growth has placed, and is expected to continue to place, a significant strain on the Company's managerial, operational, financial and other resources. The Company expects that continued hiring of new personnel will be required to support its business. The Company's future success will depend, in part, upon its ability to manage its growth effectively, which will require that the Company continue to implement and improve its operational, administrative and financial and accounting systems and controls and to expand, train and manage its employee base. There can be no assurance that the Company's systems, procedures or controls will be adequate to support the Company's operations or that the Company's management will be able to achieve the rapid execution necessary to exploit the market for the Company's business model. Furthermore, the Company's future performance will depend on the Company's ability to integrate the organizations to be acquired by the Company, which, even if successful, may take a significant period of time, will place a significant strain process. As a result, there can be no assurance that the Company will be able to integrate acquired businesses successfully or in a timely manner in accordance with its strategic objectives. If the Company is unable to manage internal or acquisition-based growth effectively, the Company's business, results of operations and financial condition will be materially adversely affected.

DESCRIPTION OF PROPERTIES

     The Company rents approximately 4,500 sq. feet of space at H-1122 Budapest, Varosmajor u. 13 from an unaffiliated person. It uses the premises for executive offices and for operations and pays a rent in Hungarian forints of approximately $114,000 per year under a five year lease expiring March 31, 2002. The Company also occupies space at 445 Park Avenue, New York, NY 10022 on a month to month basis at a rental of $2,000 per month which it uses for stockholder relations and general executive use.

LEGAL PROCEEDINGS

     The Company is not a party to any material legal proceedings as of the date of this Prospectus.

REPUBLIC OF HUNGARY

     Investment Considerations--Political, Economic and Other Factors Regarding Hungary

     Investment in the Company involves certain special investment considerations not usually associated with investing in securities of U.S. companies, including risks related to (a) greater social, economic and political uncertainty; (b) certain restrictions on foreign investment and repatriation of capital; (c) exchange control regulations; (d) currency exchange rate fluctuations, which may increase the costs associated with conversion of investment principal and income from one currency to another; (e) higher rates of inflation; and (f) greater governmental involvement in the economy.

     The value of the Company's assets may be adversely affected by political, economic and social factors, changes in the law or regulations of Hungary, and the status of political and economic foreign relations of Hungary. Developments in the region may also affect the value of the Company's assets. In addition, the economy of Hungary may differ favorably or unfavorably from the U.S. economy in such respects as the rate of growth of gross domestic product, the rate of inflation, capital reinvestment, resource self-sufficiency and balance of payments position. Actions of the government of Hungary in the future may affect the local economy, which may affect private sector companies, market conditions and general economic stability.

     Geography

     Hungary is located in the Danubian Basin in East Central Europe. In terms of square kilometers, Hungary ranks 18th amongst the European countries, with a territory of about 93,033 square km (36,296 square miles, about the size of the state of Indiana). According to the latest population census of January 1995, Hungary has a population of 10.4 million. Currently, about 3.2 million people are living in Budapest and environs, the capital of Hungary. Budapest is the administrative, cultural, industrial, commercial and economic center of the country. No other urban area in Hungary has over 220,000 people.

     Foreign Exchange and Revaluation

     The Hungarian Forint is a convertible currency in Hungary, but not internationally at this time. Its exchange rate is set by the National Bank of Hungary against a basket of convertible currencies. Any devaluation exceeding 5% requires government approval. The National Bank of Hungary has announced that its policy in the future will be to adjust the Forint on a continual floating basis, thereby avoiding large devaluations. As of date of this Prospectus, the exchange rate of the Forint is based on a ratio consisting of 70% European Currency Unit ("ECU") and 30% United States Dollars. The exchange rate for the Hungarian Forint, as set by the National Bank of Hungary, declined from approximately 100 Forints per U.S. Dollar at December 31, 1993 to 219 forints per United States Dollar at July 8, 1998.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY

        The following table sets forth certain information concerning the executive officers and directors of the Company as of July __, 1998.

NAME                                    AGE               POSITION WITH COMPANY
----                                    ---               ---------------------
Frank R. Cohen......................     77               Chairman of the Board, President and Secretary
Richard G. Maresca..................     57               Director
Donald K. Roberton..................     57               Director
Hershel Krasnow.....................     74               Director
Robert Genova......................      57               Director and Treasurer

     Frank R. Cohen, age 77, has been a Director and Secretary of the Company since its inception in 1992, and has been Chairman of the Board and President since February 6, 1997. Mr. Cohen has been practicing law in the City of New York since 1946. Since 1985 he has been a member of the law firm of Cohen & Cohen, which has been counsel to the Company since its inception and is representing the Company in the subject offering.

     Richard G. Maresca, age 57, has been a director of the Company since its inception. He has been Senior Telecommunications Manager for the American Stock Exchange since 1991. From 1954 to 1991, he was Communications Manager for Josephthal & Co., Inc., a brokerage firm.

     Donald K. Roberton, age 57, was Vice Chairman and Chief Operating Officer of Hungarian Telephone and Cable Corp. ("HTC"), until he resigned in order to become a director of the Company in 1996 and assist in the development of EuroWeb's Internet service provider business. Prior to that, Mr. Roberton spent five years with Citizens Utility Company as Assistant to the Chairman and Vice President - Strategic Development - Telecommunications and as Vice President, Telecommunications. Prior to Citizens Utilities he had been with Centel for 28 years and an officer since 1984. During his tenure with Centel he held numerous executive and managerial positions.

     Hershel Krasnow, age 74, is a senior vice president of First Security Investment Inc., investment bankers, and has held that position since March 1998. Prior thereto he was a senior vice president of Josephthal Lyon & Ross, Inc. for seven years. He has been employed in the securities industry since 1961, and was a former allied member of the New York Stock Exchange, Inc. Mr. Krasnow is presently a director of Windsor Capital Corp., a publicly traded corporation engaged in the retail cigar distribution business, and of International Asset Management Group Inc., a publicly traded company on the bulletin board.

     Robert Genova, age 57, had been Chairman of the Board of Directors between February 17, 1994 and February 6, 1997. Prior thereto Mr. Genova had been a management and financial consultant to the Company since 1992 and to other companies since 1990. Mr. Genova resigned as a Director as of February 6, 1997, but was appointed to the Board again in February 1998 and as Treasurer of the Company. After the completion of this offering, Mr. Genova intends also to assume the position of President of the Company in place of Mr. Cohen. Mr. Genova also served as Chairman of the Board of Hungarian Telephone and Cable Corp. from 1992 to 1995 and of Hungarian Broadcasting

Corp. from 1995 to 1997.

     Board members are reimbursed for their expenses for each meeting attended but do not receive fees for attendance at meetings.

     Directors are elected annually and hold office until the next annual meeting of the stockholders of the Company and until their successors are elected and qualified. Officers are elected annually and serve at the discretion of the Board of Directors.

EXECUTIVE COMPENSATION

     The following table sets forth information concerning the annual and long term compensation of the Company's chief executive officer, the only executive officer of the Company, whose salary and bonus for 1997 exceeded $100,000 for services in all capacities to the Company during the Company's 1995, 1996, and 1997 fiscal years:


                  ANNUAL COMPENSATION                                LONG-TERM COMPENSATION
                 ---------------------                               ----------------------
                                                               BONUS AND                   SECURITIES
NAME AND                         YEAR ENDED                    OTHER ANNUAL                 UNDERLYING
PRINCIPAL  POSITION              DECEMBER 31,     SALARY($)    COMPENSATION($)              OPTIONS
-------------------              ------------     ---------    ---------------              -------
Frank Cohen                         1997          125,000              0                          0
Chairman of the Board               1996            82,000             0                     75,000
Chief Executive Officer             1995            72,000             0                          0
Since February 7, 1997

EMPLOYMENT AND MANAGEMENT AGREEMENTS

     The Company has an employment agreement (the "Agreement") with Frank R. Cohen which expires December 31, 2005 and provides for an annual salary of $150,000 and grants Mr. Cohen 35,000 options to purchase 35,000 shares of Common Stock of the Company at $1.00 per share through December 31, 2005. The Company has agreed to obtain a split dollar life insurance policy on the life of Mr. Cohen in the face amount of $1 million. The Company would be the sole owner and beneficiary of the life insurance policy and would pay an annual premium of $115,000 so long as Mr. Cohen lives, but in no event are any premiums required to be paid by the Company after the tenth year of the policy. The Company would execute an endorsement of $1,000,000 out of the death benefit to a family trust of Mr. Cohen (the "Trust") which would pay the term cost of the policy annually. The Company will provide such a policy after the completion of this offering.

     The Agreement provides that, if employment is terminated other than for willful breach by the employee or for cause or in the event of a change in control of the Company, then the employee has the right to terminate the agreement. In the event of any such termination, the employee will be entitled to receive the payment due on the balance of his employment agreement and to have the insurance policy fully funded.

     The Company intends to enter into six year employment agreements with Robert Genova, a director of the Company, and with Csaba Toro, managing director of operations, on the completion of this offering that will provide that Mr. Genova will serve as president of the Company at a salary of $72,000 per year and Mr. Toro will serve as vice president and as managing director of the Company subsidiaries at a salary of $96,000 per year.

     The Company has no pension or profit sharing plan or other contingent forms of remuneration with any officer, director, employee or consultant. The Company does not have "key person" life insurance policies on its executive officers or key employees.

OPTIONS/GRANTS IN LAST FISCAL YEAR

        The Company's 1993 Stock Option Plan permits the grant of options to employees of the Company, including officers and directors, who are serving in such capacities. There were no options granted in the 1997 fiscal year under the plan to the chief executive officer named above or to any employee, director, or officer of the Company.

OPTIONS EXERCISED IN LAST FISCAL YEAR AND YEAR-END VALUES

        No options were exercised by Frank R. Cohen or by any employee, director or officer of the Company during the fiscal year ended December 31, 1997. The following table contains information concerning the number and value at December 31, 1997 of unexercised options held by Mr. Cohen:

                                                                   NUMBER OF SECURITIES
                               SHARES                             UNDERLYING UNEXERCISED              VALUE OF UNEXERCISED "IN-THE-
                            ACQUIRED ON         VALUE                 OPTIONS HELD AT                 MONEY" OPTIONS HELD AT FISCAL
NAME                          EXERCISE        REALIZED                FISCAL YEAR-END                         Y EAR-END(1)
----                        -----------       --------      --------------------------------       --------------------------------
                                                            EXERCISABLE        UNEXERCISABLE       EXERCISABLE        UNEXERCISABLE
Frank R. Cohen                   0                0            110,000                0                  $0                 $0

(1) Fair market value of underlying securities (the closing price of the Company's Common Stock on the NASDAQ Small Cap system as of December 31, 1997, minus the exercise price).

LIMITATION OF LIABILITY AND INDEMNIFICATION

     Section 145 of the Delaware General Corporation Law ("DGCL") contains provisions entitling the Company's directors and officers to indemnification from judgments. fines, amounts paid in settlement, and reasonable expenses (including attorneys' fees) as the result of an action or proceeding in which they may be involved by reason of having been a director or officer of the Company. In its Certificate of Incorporation, the Company has included a provision that limits, to the fullest extent now or hereafter permitted by the DGCL, the personal liability of its directors to the Company or its stockholders for monetary damages arising from a breach of their fiduciary duties as directors. Under the DGCL as currently in effect, this provision limits a director's liability except where such director (i) breaches his duty of loyalty to the Company or its stockholders, (ii) fails to act in good faith or engages in intentional misconduct or a knowing violation of law, (iii) authorizes payment of an unlawful dividend or stock purchase or redemption as provided in
Section 174 of the DGCL, or (iv) obtains an improper personal benefit. This provision does not prevent the Company or its stockholders from seeking equitable remedies, such as injunctive relief or rescission. If equitable remedies are found not to be available to stockholders in any particular case, stockholders may not have any effective remedy against actions taken by directors that constitute negligence or gross negligence.

ANTI-TAKEOVER PROVISIONS

     The Company is governed by the provisions of DCCL Section 203, an anti-takeover law enacted in 1988 In general, the law prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. "Business combination" is defined to include mergers, asset sales and certain other transactions resulting in a financial benefit to the stockholders. An "interested stockholder" is defined as a person who, together with affiliates or associates, owns (or, within the prior three years, did own) 15% or more of the outstanding voting stock of the Company. An interested stockholder may be discouraged from attempting to effect an acquisition transaction with the Company as a result of the anti-takeover law, thereby possibly depriving holders of the Company's securities of certain opportunities to sell or otherwise dispose of such securities at above-market prices pursuant to such transactions.

STOCK OPTION PLAN AND STOCK OPTIONS

        In 1993, the Company adopted a Stock Option Plan (the "Plan"). An aggregate of 350,000 shares of Common Stock are authorized for issuance under the Plan all of which have been granted and are currently outstanding under the plan. The Plan provides that qualified and non-qualified options may be granted to officers, directors, employees and consultants to the Company for the purpose of providing an incentive to those persons to work for the Company. A proposal to add 350,000 additional shares to the 1993 Plan is to be considered at the Annual Meeting.

     Options granted under the Plan are exercisable for a period of up to ten years from the date of grant. Options terminate upon the optionee's termination of employment or consulting arrangement with the Company, except that under certain circumstances an optionee may exercise an option within the three-month period after such termination of employment. An optionee may not transfer any options except that an option may be exercised by the personal representative of a deceased optionee within the three-month period following the optionee's death. Incentive options granted to any employee who owns more than 10% of the Company's outstanding Common Stock immediately before the grant must have an exercise price of not less than 110% of the fair market value of all underlying stock on the date of the grant and the exercise term may not exceed five years. In addition, the Company will not grant a non-qualified option with an exercise price less than 85% of the fair market value of the underlying Common Stock on the date of the grant. Options to purchase an aggregate of 350,000 shares of Common Stock have been granted under the Plan, including options to directors Cohen, Genova, Roberton, Maresca and Krasnow to purchase 105,000, 30,000, 50,000, 30,000, and 10,000 shares, respectively. No options were exercised in 1997 by any holder.

     The Company has no pension or profit sharing plan or other contingent forms of remuneration.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information with respect to the beneficial ownership of the Common Stock as of the date of this prospectus, and as adjusted to reflect the sale of the Units offered hereby (assuming (1) no exercise of the Underwriters' over-allotment option, and (2) the Preferred Shares included in the Units had been immediately and fully converted as of the date of this Offering) at the assumed rate of ___ shares of Common Stock for each Preferred Share by (i) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock; (ii) each director of the Company; and (iii) all directors and officers as a group. Except as otherwise indicated below, each of the entities or persons named in the table has sole voting and investment powers with respect to all shares of Common Stock beneficially owned by it or him as set forth opposite its or his name.


                                                               SHARES                              SHARES
                                                            BENEFICIALLY                        BENEFICIALLY
NAME AND ADDRESS                                      OWNED PRIOR TO OFFERING               OWNED AFTER OFFERING
----------------                                     ---------------------------            ----------------------
                                                     NUMBER              PERCENT            NUMBER         PERCENT

Robert Genova(1)(2).........................        210,000               3.94%            210,000           ___%
227 Route 206, Unit 11
Flanders, NJ 07836

Frank R. Cohen(1)(3)........................        150,000               2.82%            150,000           ___%
445 Park Avenue
New York, NY 10022

Donald K. Roberton(1)(4)....................         50,000                 *               50,000            *
3350 Charles MacDonald Drive
Sarasota FL 34240

Richard Maresca(1)(5).......................         30,000                 *               30,000            *
1111 Wyoming Drive
Mountainside, NJ 07082

Hershel Krasnow(1)(6).......................         10,000                 *               10,000            *
1111 Kane Concourse
Suite 501
Bay Harbor Island FL 33154

All Officers and Directors as a.............        450,000               8.22%            450,000           ___%
 Group (5 Persons)
--------------------------------------------
* less than 1%

(1) For purposes of this table, a person or group of persons is deemed to have beneficial ownership" of any shares which such person has the right to acquire within 60 days after the date of this Prospectus. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on the date of this prospectus, any security which such person or group of persons has the right to acquire within 60 days after such date is deemed to be outstanding for the purpose of computing the percentage ownership for such person or persons, but is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(2) Includes 155,000 currently exercisable options to purchase 125,000 shares at $1 per share and 30,000 shares at $1.625 per share.
(3) Includes 140,000 currently exercisable options to purchase 35,000 shares at $1 per share and 105,000 shares from 1.25 to at $1.625 per share.
(4) Includes 50,000 currently exercisable options to purchase 50,000 shares from $1.25 to $1.625 per share.
(5) Includes 30,000 currently exercisable options to purchase 30,000 shares from $1.25 to $1.625 per share.
(6) Includes 10,000 currently exercisable options to purchase 10,0000 shares at $1.625 per share.
(7) Does not include the possible issuance of 575,000 shares issuable upon exercise of Outstanding Warrants, 510,000 shares issuable upon exercise of consultant options.

                              CERTAIN TRANSACTIONS

     On November 28, 1994, the Company entered into a loan agreement with Hungarian Broadcasting Corp. ("HBC") which provided for the Company to lend HBC $800,000 at 6% interest per annum, repayable the earlier of December 31, 1995 or the completion of an initial public offering of securities by HBC. At that time, HBC was affiliated with the Company since the Company was a principal stockholder of HBC and had three common directors, Messrs. Cohen, Genova and Klenner). The agreement provided for the following additional consideration to the Company: (1) issuance of 100,000 shares of HBC's common stock; (2) an option exercisable until April 30, 1995 to purchase an additional 150,000 shares of HBC's common stock at $3 per share; and (3) a three years right of first refusal to act as general contractor for all broadcast facilities to be built by companies controlled by HBC. The Company exercised its option and purchased the 150,000 shares at $3 per share in March 1995. On January 2, 1996, HBC repaid $400,000 of the loan receivable together with accrued interest of $24,000. In February 1997, the Company borrowed $350,000 at 6% per year interest from HBC collateralized by the remainder due on the note from HBC to the Company. On October 29, 1997, the Company sold the 250,000 of HBC shares it owned for $649,000.

     The Company built two luxury 14-unit condominium buildingsk in Budapest. During 1996 and 1997, the Company sold one of the apartements in the first building ("Building A") to a third party and agreed to sell the remaining 13 apartments in Building A prior to its completion to M&A Corp. ("M&A"), a corporation wholly owned by Peter Klenner ("Klenner"), its former president. It was agreed that the closing of the sale would take place on the completion of the second building ("Building B"). Klenner agreed to loan the Company funds to complete Building B, which loans were to be applied against his purchase price of Building A. The Company completed Building B in March 1998. The Company leased Building B to an unaffiliated person for a five year term commencing April 1, 1998 at a net rental of $22,000 per month with an option to purchase the building for $2,000,000. The sale of Building A was recognized for accounting purposes in the three months ended March 31, 1998. The Company has no intention at the present time to commence new construction. (See "Certain Transactions")

     In October 1996, Mr. Klenner agreed to resign as president and as a director and agreed to a cancellation of his employment agreement (which provided for a $168,000 salary per annum until February 1999), upon payment of $372,000. It was further agreed that the term of the 250,000 stock options which were granted to him under his employment agreement and pursuant to the Company's Incentive Stock Option Plan of 1993 would not terminate but would continue through the original term. .

     In February 1997, the Company's Chairman of the Board, Robert Genova, resigned as an officer, director and employee, and agreed to a cancellation of his employment agreement upon payment of $50,000, which represented the approximate amount owed to him with respect to his 1996 salary. In addition, the Company agreed that 125,000 stock options which were granted to him under his employment agreement would not terminate as a result of the resignation, but would continue to be governed by the original terms of the options. In February 1998, Mr. Genova was appointed a director of the Company. In April 1998, Mr. Genova agreed to serve as treasurer and chief financial officer of the Company until the completion of this offering. He was granted 30,000 options under the Stock Option Plan. Mr. Genova also agreed to be employed by the Company as President after the completion of this offering under a six year employment agreement at a salary of $72,000 per year.

     In February 1997, Mr. Klenner was retained as a consultant to the Company to oversee the Company's real estate interests and Internet business. He agreed to render consulting services for a two-year period for a fee of 100,000 five-year options exercisable at $2.00 per share for the period from February 1999 to February 2002. The compensation relating to these options which was valued at $50,000 is being charged to operations over a two-year period.

     The Company believes that each of the foregoing transactions were on terms no less favorable than those which could have been obtained from unaffiliated third parties. All future material transactions between the Company and its affiliates will be on terms no less favorable to the Company than those that can be obtained from unaffiliated third parties. In addition, all future material affiliated transactions and loans, and any forgiveness of loans, must be approved by a majority of the issuer's independent directors who do not have an interest in the transactions and who had access at the Company's expenses, to the Company's or independent legal counsel.

                            DESCRIPTION OF SECURITIES

     The Company's authorized capitalization consists of 15,000,000 shares of Common Stock, par value $.001 per share and 5,000,000 shares of Preferred Stock, par value $.001 per share, which may be issued in one or more series. As of the date of this Prospectus, the Company had 5,306,750 shares of Common Stock outstanding and no shares of Preferred Stock outstanding. The following summary description of the Units, Common Stock, Preferred Stock and Series A Preferred Stock are qualified in their entirety by reference to the Company's Certificate of Incorporation, as amended.

UNITS

     Each of the 1,000,000 Units offered hereby consists of one share of Series A Convertible Cumulative Redeemable Preferred Stock and two Common Stock Purchase Warrants. The components of the Units will not be separately transferable until ______________ 1999, or such earlier date after ______________, 1998 as may be determined by the Representative (the "Separation Date").

COMMON STOCK

     The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by Shareholders. The holders of shares of Common Stock are entitled to dividends when and as declared by the Board of Directors from funds legally available therefor, and, upon liquidation, are entitled to share pro rata in any distribution to stockholders after payments to creditors and after paying, or providing for, any liquidation preferences of any outstanding Preferred Stock. There are no conversion or redemption privileges, nor sinking fund provisions with respect to the Common Stock, and stockholders have no preemptive rights to acquire shares of Common Stock issued by the Company in the future. All of the outstanding shares of Common Stock are validly issued, fully paid and non-assessable.

     The Common Stock is traded on NASDAQ SmallCap Market under the symbol EWEB.

PREFERRED STOCK

     The Preferred Stock may be issued in one or more series, to be determined and to bear such title or designation as may be fixed by resolution of the Board of Directors prior to the issuance of any shares thereof. Each series of Preferred Stock will have such voting powers, if any, preferences, and other rights as determined by the Board of Directors, with such qualifications, limitations or restrictions as may be stated in the resolutions of the Board of Directors adopted prior to the issuance of any shares of such series of Preferred Stock.

     The Preferred Shares being offered hereby are the first series of Preferred Stock designated by the Board of Directors. The Company may not, without the affirmative vote of the holders of at least a majority of the outstanding Preferred Shares offered hereby, amend, alter or repeal any of the provisions of the Certificate of Incorporation or the Certificate of Designation for the Preferred Shares, or authorize any reclassification of the Preferred Shares so as to adversely affect the preferences, special rights or privileges or voting power of the Preferred Shares or authorize or create any class of stock ranking prior to the Preferred Shares as to dividends or distribution of assets, or create or issue any shares of any series of the Company's authorized preferred stock ranking prior to the Preferred Shares as to dividends or distribution on liquidation. The Board has no present plans to issue any other series of Preferred Stock. However, purchasers of the Preferred Shares offered hereby should be aware that subject to the foregoing restrictions, the holders of any series of the Preferred Stock which may be issued in the future could have voting rights, rights to receive dividends or rights to distribution in liquidation superior to those of holders of the Preferred Shares or Common Stock, thereby adversely affecting rights of the holders of the Preferred Shares or Common Stock.

     Because the terms of each series of Preferred Stock may be fixed by the Company's Board of Directors without shareholder action, the Preferred Stock could be issued with terms calculated to defeat a proposed takeover of the Company, or to make the removal of the Company's management more difficult. Under certain circumstances, this could have the effect of decreasing the market price of the Preferred Shares, the publicly held Warrants, and the Common Stock. Management of the Company is not aware of any such threatened transaction to obtain control of the Company.

SERIES A CONVERTIBLE CUMULATIVE REDEEMABLE PREFERRED STOCK

     The Board of Directors has filed a Certificate of Designation designating 1,500,000 shares of Preferred Stock as "Series A Convertible Cumulative Redeemable Preferred Stock" (the "Preferred Shares"). The Company is offering 1,000,000 Preferred Shares as part of the Units offered hereby. The Preferred Shares have the following rights, preferences, and privileges:

     Conversion. Unless previously redeemed by the Company, the holders of the Preferred Shares are entitled beginning on the Separation Date, to convert each Preferred Share into ___ (__) shares of Common Stock subject to adjustment described below. No fractional shares of Common Stock will be issued but in lieu thereof, the Company shall "round up" any fractional shares over 50% of a share to a full share of Common Stock and round down any fractional share under 50% of a share. If any holder surrenders a Preferred Share for conversion after the close of business on the record date for the payment of a dividend and prior to the opening of business on the next dividend payment date, then, notwithstanding such conversion, the dividend payable on such dividend date will be paid to the registered holder of such share on such record date. In such event, such share, when surrendered for conversion, must be accompanied by payment of an amount equal to the dividend payable on such dividend payment date on the share so converted. In the case of Preferred Shares called for redemption, conversion rights will expire at the close of business on the redemption date.

     The conversion rate is subject to adjustment upon the occurrence of certain events, including the issuance of stock of the Company as a dividend or distribution on the Common Stock but not as dividends on the Preferred Shares; sub-divisions and combinations of Common Stock; certain reclassifications, consolidations, mergers and sales of property of the Company; the issuance to all holders of Common Stock of certain rights or warrants; and the distribution to all holders of Common Stock of evidence of indebtedness of the Company or of assets (excluding cash dividends or distributions from retained earnings). Except as stated above, the Conversion Price will not be adjusted for the issuance of Common Stock or any securities convertible into or exchangeable for Common Stock, or carrying the right to purchase any of the foregoing, in exchange for cash, property or services.

     Dividends. Each Preferred Share is entitled to cumulative annual dividends of $.36 payable on April 30 of each year commencing April 30, 1999. Unpaid dividends will accumulate and be payable prior to the payment of dividends on the Common Stock. The Company may, at its option, pay dividends in shares of Common Stock, in lieu of cash. Shares used for such purpose will be valued at the average closing bid price during the ten trading days ending on the tenth day before the dividend payment date, subject to certain conditions. For the foreseeable future, the Company expects to make dividend payments on the Preferred Shares in shares of Common Stock.

     Redemption. The Preferred Shares are redeemable after the Separation Date at the option of the Company, on not less than 30 days' written notice to registered holders at the redemption price of $7.20 per share plus accumulated dividends, provided the Company may not redeem the Preferred Shares unless the closing price of the Common Stock equals or exceeds $_ per share for at least 20 of the 30 consecutive trading days ending within five trading days prior to the date the redemption notice is mailed.

     Voting Rights. Preferred Shares are entitled to one vote per share voting together with the Common Stock as one class, except as otherwise provided by the Delaware General Corporation Law provided, however, that if dividends payable on the Preferred Shares shall have been unpaid for two dividend periods, the holders of the Preferred Shares, voting as a class, shall be entitled to elect two directors to the Board of Directors.

     Preference on Liquidation. Preferred Shares will be entitled to a preference on liquidation equal to $6 per share, plus accumulated unpaid dividends.

     No Sinking Fund. The Company is not required to provide for the retirement or redemption of the Preferred

Shares through the operation of a sinking fund.

COMMON STOCK PURCHASE WARRANTS

     The Company is offering 2,000,000 (2,300,000 if the Underwriters' over-allotment option is exercised in full) Common Stock Purchase Warrants (the "Warrants") as part of the Units offered hereby. Each Warrant entitles the holder to purchase until __________ one share of Common Stock at an exercise price of $___. The Warrants offered hereby are subject to redemption at any time after the Separation Date, on 30 days notice at $.__ per Warrant provided that the closing sale price, or if none, the closing bid price of the Common Stock exceeds $____ per share on at least 20 days of the 30 trading days ending within 15 days of the date on which the notice of redemption is mailed. Holders of Warrants shall have exercise rights until the close of the business day preceding the date fixed for redemption.

     The Warrants contain provisions that protect the holders thereof against dilution by adjustment of the exercise price in certain events, such as stock dividends and distributions, stock splits, recapitalizations, mergers and consolidations. No adjustment exists for the issuance of shares of Common Stock, among other circumstances, upon exercise of any of the Warrants or options granted under any stock option plan or the Underwriters' Unit Warrants. The Company is not required to issue fractional shares. The holder of a Warrant does not possess any rights as a stockholder of the Company unless he exercises his Warrant and obtains Common Stock. The Warrants have been issued in registered form under a Warrant Agreement dated as of the date of this prospectus between the Company and American Stock Transfer & Trust Company as Warrant Agent. The shares of Common Stock issued upon exercise of a Warrant, will be fully paid and non-assessable.

     A Warrant may be exercised upon the surrender of a duly completed warrant certificate on or prior to its expiration, accompanied by cash or certified bank check for the exercise price.

UNDERWRITERS' WARRANTS

     The Company sold to J.W. Barclay & Co., Inc. (one of the underwriters in its public offering of securities on July 29, 1993 and the Representative of the Underwriters in this Offering) at a price of $.001 per Warrant, 62,000 warrants (the "1993 Underwriters' Warrants") to purchase a like number of shares of Common Stock of the Company. The 1993 Underwriters' Warrants are exercisable at a price of $13.20 per share until July 29, 1998 at which time they expire.

     Subject to the sale of the securities offered hereby, the Company will sell to the Representative of the underwriters of this offering for a nominal consideration, 100,000 Unit warrants to purchase a like number of Units at an exercise price of $9.90 per unit.

OUTSTANDING OPTIONS AND WARRANTS

     As of the date of this Prospectus, there are outstanding warrants to purchase an aggregate of 575,000 shares of Common Stock at prices ranging from $1.25 to $14.75 per share, outstanding non-plan stock options to purchase 510,000 shares of Common Stock at prices ranging from $1.00 to $2 per share and options outstanding under the Option Plan to purchase 350,000 shares of Common Stock at prices from $1.00 to 3 3/8 per share.

     The Company intends to file one or more registration statements under the Securities Act to register all shares of Common Stock subject to outstanding stock options and warrants and such registration statements are expected to become effective upon filing. Shares covered by these registration statements will thereupon be eligible for sale in the public markets, subject in certain cases to lock-up restrictions.

LOCK-UP AGREEMENTS

     The directors and officers of the Company own an aggregate of 65,000 shares of Common Stock and options to purchase an additional 385,000 shares of Common Stock and have agreed not to directly or indirectly sell, assign, transfer, encumber, contract to sell, grant an option to purchase of otherwise dispose of any shares of Common Stock or any other security convertible into or exchangeable for shares of Common Stock which they beneficially own for a period of 12 months after the date of this Prospectus without the prior written consent of the Representative.

TRANSFER AGENT

     The transfer agent for the Common Stock and for the Preferred Shares is American Stock Transfer & Trust Co., 40 Wall Street, New York, New York 10005.

REPORTS TO SHAREHOLDERS

     The Company intends to furnish its shareholders with annual reports containing financial statements audited and reported upon by its independent accounting firm and intends to furnish other reports as it may determine or may be required by law.

APPLICATION FOR LISTING

     It is anticipated that after this Offering, the Units will be quoted on the NASDAQ Small-Cap Market under the symbol EWEBU. The Common Stock is currently being quoted on the NASDAQ Small-Cap Market under the symbol "EWEB" No assurance can be given that a trading market for the Company's Units will develop or be sustained.

                         SHARES ELIGIBLE FOR FUTURE SALE

     Upon consummation of this offering, the Company will have 5,306,750 shares of Common Stock outstanding. 5,206,750 of these shares are freely tradeable and 65,000 are restricted securities as that term is defined under Rule 144 under the Securities Act of 1933 (the "Act") and may not be resold except in compliance with the registration requirements of the Securities Act, or pursuant to Rule 144 or pursuant to some other exemption from registration.
See "Certain Transactions."

     In general, under Rule 144 as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company (or persons whose shares are aggregated under the terms of Rule
144), who has beneficially owned restricted shares of Common Stock for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the total number of outstanding shares of the same class, or the average weekly trading volume of the Common Stock during the four calendar weeks preceding the sale. A person who has not been an affiliate of the Company for at least the three months immediately preceding the sale and who has beneficially owned shares of Common Stock for at least two years is entitled to sell such shares under Rule 144 without regard to the volume limitations described above.

                                  UNDERWRITING

     Subject to the terms and conditions in the underwriting agreement between EuroWeb and the Underwriters named below, for which J.W. Barclay is acting as Representative, a copy of which agreement is filed as an exhibit to the Registration Statement of which this Prospectus forms a part), EuroWeb has agreed to sell to each of the Underwriters named below, and each of such Underwriters has severally agreed to purchase, the number of Units set forth opposite its name. All 1,000,000 Units must be purchased by the several Underwriters if any are purchased.

UNDERWRITERS                                           NUMBER OF UNITS
------------                                           ---------------

J.W. Barclay & Co., Inc .............................

         Total .............................               1,000,000


     The Representative has advised the Company that the Underwriters propose to offer the Units to the public at the offering price set forth on the cover page of this Prospectus and that the Underwriters may allow certain dealers who are members in good standing of the National Association of Securities Dealers, Inc. ("NASD") a concession of $__ per Unit. After the initial public offering, the public offering price and concessions may be changed by the Underwriters.

     The Company has granted the Underwriters an option, exercisable for 45 days from the date of this Prospectus, to purchase up to 150,000 Units at the public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriters may exercise this option solely to cover over-allotments in the sale of the Units.

     The Company has agreed to pay the Representative a non-accountable expense allowance of 3% of the gross proceeds of the Units sold in the offering (including the over-allotment option), of which $30,000 has been paid.

     The Company has agreed to enter into an agreement with the Representative retaining the Representative as financial consultant for a period of two years from the date hereof, pursuant to which the Representative will receive a fee of $37,500 per year payable in full at the closing of the Offering. The Company has agreed with the Representative to pay a finder's fee, ranging from 7% of the first $1,000,000 down to 2 1/2% of the excess over $9,000,000 of the consideration involved in any transaction (including mergers and acquisitions) consummated by the Company in which the Representative introduced the other party to the Company during the five year period commencing on the closing date.

     The Company will pay the Representative, commencing one year from the date hereof, a commission equal to ten percent of the exercise price of the Warrants exercised, provided that (i) at the time of exercise the market price of the Common Stock is greater than the exercise price of the Warrants, and (ii) the exercise of the Warrants was solicited by a member of the NASD and the NASD member is designated in writing by the Warrant Holder, (iii) the Warrants exercised are not held in discretionary accounts, (iv) disclosure of the compensation arrangements has been made both at the time of the offering and at the time of exercise of the Warrant, and (v) the solicitation of the exercise of the Warrants is not in violation applicable rules under the Securities Exchange Act of 1934 (the "Exchange Act"). A portion of such commission may be reallocated to any dealer who solicited such exercise. In addition, unless granted an exemption by the Commission from applicable rules under the Exchange Act, the Representative will be prohibited from engaging in any market activity or solicited brokerage activities until the later of the termination of such solicitation of activity or the termination by waiver or otherwise of any right the Representative may have to receive a fee for the exercise of the Warrants following such solicitation. Such a prohibition, while in effect, could impair the liquidity and market price of the Securities.

     The Underwriting Agreement provides for reciprocal indemnification between the Company and the Underwriters against certain civil liabilities, including liabilities under the Securities Act of 1933.

     The Company has agreed to sell to the Underwriters or their designees, at a price of $.001 per warrant, a total of 100,000 Units (the "Underwriters' Unit Warrants") to purchase a like number of Units. The Underwriters' Unit Warrants will be exercisable at a price of $9.90 per Unit for a period of four years commencing one year after the date hereof, and they will not be transferable for one year after the date hereof except to Underwriters and selected dealers and officers and partners thereof. Any profit realized upon any resale of the Underwriters' Unit Warrants may be deemed to be additional underwriter's compensation. The Company has agreed to register (or file a post-effective amendment with respect to any registration statement registering) the Underwriters' Unit Warrants and their underlying securities under the Securities Act at its expense on one occasion, and at the expense of the holders thereof on another occasion, upon the request of a majority of the holders thereof. The Company has also agreed to certain "piggy-back" registration rights for the holders of the Underwriters' Unit Warrants and their underlying securities.

     The Underwriters have informed the Company that they do not expect sales of Units to be made to discretionary accounts to exceed 2% of the Units offered hereby.

     Certain current Common Stock and option holders, of the Company, have agreed that they will not, directly or indirectly, offer to sell, contract to sell, sell, transfer, assign, encumber, grant an option to purchase, pledge or otherwise dispose of any beneficial interest in such securities, for a period of twelve months following the date hereof, without the prior written consent of the Representative.

     The Underwriting Agreement provides that the Representative has the right, for a period of five years from the date of the closing of the Offering, to designate one person to attend Board of Directors meetings. Such person shall be entitled to attend all such meetings and to receive all notices and other correspondence and communications sent by the Company to members of its Board of Directors. The Company shall reimburse the designee of the Representative for his out-of-pocket expenses incurred in connection with his attendance at such meetings. As of the date of this Prospectus, the Representative has not designated such person.

     The Company has agreed that for a period of six months from the date hereof, it will not issue any securities not contemplated by this Prospectus without the prior written consent of the Representative.

     Certain persons participating in this offering may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the Units at levels above those which otherwise might prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting of any purchase for the purpose of pegging, fixing or maintaining the price of the Units. A syndicate-covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with this offering. A penalty bid means an arrangement that permits the Underwriters to reclaim a selling concession from a syndicate member in connection with this offering when shares of Units sold by the syndicate member are purchased in syndicate-covering transactions. Such transactions may be effected on the NASDAQ Stock Market, in the over-the-counter market or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

                                  LEGAL MATTERS

     The validity of the Units (including the Preferred Shares and the Common Stock Purchase Warrants) offered hereby will be passed upon for the Company by Cohen & Cohen, 445 Park Avenue, New York, New York 10022. Frank R. Cohen, a partner in Cohen & Cohen, owns 10,000 shares of the Common Stock and holds options to purchase an additional 140,000 shares of Common Stock. He is also Chairman of the Board and President of the Company. Certain legal matters in connection with this Offering are being passed upon for the Underwriters by Henry C. Malon, Esq., 1 Battery Park Plaza, New York, NY 10004.

                                     EXPERTS

     The financial statements included in this Prospectus have been audited by BDO Seidman, LLP, independent certified public accountants, to the extent and for the periods set forth in their report appearing elsewhere herein, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

------------------------------------------------------------------------------




                          EUROWEB INTERNATIONAL CORP.
                    (FORMERLY HUNGARIAN TELECONSTRUCT CORP.)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS                         F-2

CONSOLIDATED FINANCIAL STATEMENTS:
   Balance sheets as of December 31, 1997 and

      March 31, 1998 (unaudited)                                           F-3
   Statements of loss for the years ended

      December 31, 1996 and 1997 and the three months

      ended March 31, 1997 (unaudited) and 1998 (unaudited)                F-4
   Statements of stockholders' equity for the years ended

      December 31, 1996 and 1997 and three months ended

      March 31, 1998 (unaudited)                                           F-5
   Statements of cash flows for the years ended

      December 31, 1996 and 1997 and three months

      ended March 31, 1997 (unaudited) and 1998 (unaudited)                F-6
   Notes to consolidated financial statements                       F-7 - F-23

--------------------------------------------------------------------------------




                          EUROWEB INTERNATIONAL CORP.
                    (FORMERLY HUNGARIAN TELECONSTRUCT CORP.)

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Directors
EuroWeb International Corp.
New York, New York

We have audited the accompanying consolidated balance sheet of EuroWeb International Corp. (formerly Hungarian Teleconstruct Corp.) as of December 31, 1997, and the related consolidated statements of loss, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of EuroWeb International Corp. as of December 31, 1997, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

BDO Seidman, LLP

New York, New York

April 10, 1998


                          EUROWEB INTERNATIONAL CORP.
                    (FORMERLY HUNGARIAN TELECONSTRUCT CORP.)

                          CONSOLIDATED BALANCE SHEETS

December 31,                                                                    December 31, 1997                March 31, 1998
------------                                                                    -----------------                --------------
ASSETS                                                                                                           (unaudited)
CURRENT:
   Cash and cash equivalents (Note 3)                                             $      697,948              $     543,314
   Accounts receivable, less allowance of $39,216 for doubtful accounts                  172,437                    486,870
   Receivables from Hungarian Broadcasting Corporation (Note 4(a))                       546,053                    552,460
   Prepaid and other                                                                     103,073                     81,319
                                                                                   -------------               ------------
        TOTAL CURRENT ASSETS                                                           1,519,511                  1,663,963
Property and equipment, less accumulated depreciation of $102,402
   and $121,311                                                                          240,887                    204,430
Condominium building - held for sale (Note 5(c))                                               -                  1,600,000
Construction-in-progress (Note 5(a))                                                   3,279,900                          -
Goodwill, less accumulated amortization of $383,000 and $480,000
   (Note 10)                                                                           1,529,912                  1,454,968
Other                                                                                     70,094                    101,290
                                                                                   -------------               ------------
                                                                                  $    6,640,304              $   5,024,651
                                                                                   =============               ============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
   Loan payable to Hungarian Broadcasting Corporation (Note 4(c))                 $      368,456              $     373,704
   Payable to former owners of acquired businesses (Note 10)                             191,000                    176,000
   Accounts payable and accrued expenses                                                 789,623                  1,040,595
                                                                                   -------------               ------------
        TOTAL CURRENT LIABILITIES                                                      1,349,079                  1,590,299
10% Convertible debentures (note 6(a))                                                   150,000                    100,000
Deferred revenue (Note 5(b))                                                           1,589,653                          -
                                                                                   -------------               ------------
        Total liabilities                                                              3,088,732                  1,690,299
                                                                                   -------------               ------------
Commitments (Notes 5 and 8)
Stockholders' equity (Note 7):
   Preferred stock, $.001 par value - shares authorized 5,000,000;
      no shares outstanding                                                                    -                          -
   Common stock, $.001 par value - shares authorized 15,000,000;
      issued and outstanding 4,949,936 and 5,178,246                                       4,950                      5,178
   Additional paid-in capital                                                         18,755,225                 18,804,997
   Deficit                                                                          (15,172,703)               (15,427,188)
   Accumulated other comprehensive loss:
     Foreign currency translation adjustment                                            (35,900)                   (48,035)
                                                                                   -------------               ------------
        TOTAL STOCKHOLDERS' EQUITY                                                     3,551,572                  3,334,352
                                                                                   -------------               ------------
                                                                                  $    6,640,304              $   5,024,651
                                                                                   =============               ============


         See accompanying notes to consolidated financial statements.


                          EUROWEB INTERNATIONAL CORP.
                    (FORMERLY HUNGARIAN TELECONSTRUCT CORP.)

                               STATEMENTS OF LOSS


                                                Year ended December 31,        Three months ended March 31,
                                              ---------------------------      ----------------------------
                                                    1996             1997            1997            1998
                                              -----------     -----------     -----------     -----------
                                                                                      (unaudited)
REVENUES:

   Internet                                   $      --       $ 1,270,135     $   286,252     $   384,900
   Construction (Note 5(b))                          --              --              --         1,724,468
                                              -----------     -----------     -----------     -----------
                                                     --         1,270,135         286,252       2,109,368
                                              -----------     -----------     -----------     -----------
EXPENSES (INCOME):

   Cost of construction                              --              --              --         1,723,870
   Compensation and related costs
      (Notes 8 and 9(a))                        1,364,550         810,543         237,667         165,946
   Network costs                                     --           525,530          75,161         171,240
   Consulting and professional fees               190,330         234,042          92,390          43,450
   Rent                                             5,716         117,531          32,287          33,004
   Depreciation and amortization                   29,352         497,362         106,408         116,073
   Interest expense - net (Note 6(a))             287,677         370,166         164,197          16,904
   Financing costs (Note 6(a))                     99,000         153,965          59,924            --
   Foreign currency loss                          150,917          28,654          74,424          41,576
   Write-down of construction-in-
      progress to estimated market value
      (Note 5(a))                               1,000,000         350,000            --              --
   Gain on sale of investment in affiliate
      (Note 4(b))                                    --          (524,000)           --              --
   Other                                          379,472         713,570         122,904          52,390
                                              -----------     -----------     -----------     -----------
                                                3,517,014       3,277,363         965,367       2,364,453
                                              -----------     -----------     -----------     -----------
        loss before equity in net loss of
           unconsolidated affiliate            (3,517,014)     (2,007,228)       (679,115)       (255,085)
Equity in net loss of unconsolidated
   affiliate (Note 4(b))                         (278,000)           --              --              --
                                              -----------     -----------     -----------     -----------
Net loss                                       (3,795,014)     (2,007,228)       (679,115)       (255,085)
Other comprehensive loss - foreign
   currency translation adjustment                   --            35,900            --            12,135
                                              -----------     -----------     -----------     -----------
Comprehensive loss                            $(3,795,014)    $(2,043,128)    $  (679,115)    $  (267,220)
                                              ===========     ===========     ===========     ===========
Net loss per share - basic and diluted        $     (2.26)    $      (.54)    $      (.24)    $      (.05)
                                              ===========     ===========     ===========     ===========
Weighted average number of shares
   outstanding                                  1,681,000       3,728,000       2,815,255       5,026,039
                                              ===========     ===========     ===========     ===========


          See accompanying notes to consolidated financial statements.



                          EUROWEB INTERNATIONAL CORP.
                    (FORMERLY HUNGARIAN TELECONSTRUCT CORP.)

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY


Years ended December 31, 1997 and 1996 and three months ended March 31, 1998


                                                                                               Accumulated
                                                                               Additional        other
                                                        Common stock            paid-in        comprehensive
                                                  Shares          Amount        capital            loss           Deficit
                                                ---------       ---------    ------------       -----------     -----------
BALANCE, JANUARY 1, 1996                       1,518,290    $      1,518    $ 14,645,998     $       --       $ (9,370,461)
Issuance of shares for cash (Note 6(b))          550,000             550         972,450             --               --
Compensation relating to the extension
   of the period of exercisability of

   former officer's options (Note 9(a))             --              --           600,000             --               --
Issuance of shares for businesses to be
   acquired (Note 10)                            144,000             144         359,856             --               --
Issuance of shares on conversion of
   debentures and accrued interest

   (Note 6(a))                                   263,979             264         311,143             --               --
Incremental interest from revaluation of
   convertible debentures (Note 6(a))               --              --           300,000             --               --
Net loss for the year                               --              --              --               --         (3,795,014)
                                            ------------    ------------    ------------     ------------     ------------
BALANCE, DECEMBER 31, 1996                     2,476,269           2,476      17,189,447             --        (13,165,475)
Compensation relating to the extension
   of the period of exercisability of
   former officer's options and issuance

   of options to consultant (Note 8)                --              --           170,000             --               --
Issuance of shares on conversion of
   debentures and accrued interest

   (Note 6(a))                                 2,413,667           2,414       1,224,838             --               --
Exercise of put options on common
   stock issued in connection with
   acquisitions                                   60,000              60        (156,060)            --               --
Incremental interest from revaluation of
   convertible debentures (Note 6(a))               --              --           327,000             --               --
Foreign currency translation adjustment             --              --              --            (35,900)            --
Net loss for the year                               --              --              --               --         (2,007,228)
                                            ------------    ------------    ------------     ------------     ------------
BALANCE, DECEMBER 31, 1997                     4,949,936           4,950      18,755,225          (35,900)     (15,172,703)
Issuance of shares on conversion of
   debentures (unaudited)                        228,310             228          49,772             --               --
Foreign currency translation adjustment
   (unaudited)                                      --              --              --             12,135             --
Net loss for the period (unaudited)                 --              --              --               --           (255,085)
                                            ------------    ------------    ------------     ------------     ------------
BALANCE, MARCH 31, 1998 (UNAUDITED)            5,178,246    $      5,178    $ 18,804,997     $    (48,035)    $(15,427,188)
                                            ============    ============    ============     ============     ============


          See accompanying notes to consolidated financial statements.


                          EUROWEB INTERNATIONAL CORP.
                    (FORMERLY HUNGARIAN TELECONSTRUCT CORP.)


                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                          Year ended December 31,       Three months ended March 31,
                                                        ---------------------------    ----------------------------
                                                               1996            1997            1997            1998
                                                        -----------     -----------     -----------     -----------
                                                                                                  (unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
   Net loss                                             $(3,795,014)    $(2,007,228)    $  (679,115)    $  (255,085)
   Adjustments to reconcile net loss to net cash
      provided by (used in) operating activities:

        Depreciation and amortization                        29,352         497,362         106,408         116,073
        Amortization of computed interest income               --              --           (13,000)            --
        Gain on sale of investment                             --          (524,000)            --              --
        Options granted/extended as compensation            600,000         170,000         125,000            --
        Stock issued for accrued interest                     3,907          42,252          11,317            --
        Incremental interest on revaluation of
           convertible debentures                           300,000         327,000         150,000            --
        Provision for loss on construction-in-
           progress                                       1,000,000         350,000            --              --
        Equity in net loss of unconsolidated
           affiliate                                        278,000            --              --              --
        Provision for doubtful accounts                        --            39,216            --              --
        Loss on sale of property                              5,033          75,000            --               598
        (Increase) decrease in:
           Accounts receivable                                 --           (70,849)       (165,290)       (236,924)
           Vat refund receivable                            146,804          74,412          30,929            --
           Receivables from related parties                  85,962         (65,269)            616            --
           Prepaid and other assets                          (9,881)         82,329         (29,388)         (9,442)
        Increase (decrease) in:
           Accounts payable and accrued expenses           (227,283)        (59,449)        390,088          50,977
           Payable to former owners                            --              --            87,648         (15,000)
           Deferred revenue                               1,490,039          99,614            --              --
                                                        -----------     -----------     -----------     -----------
           NET CASH PROVIDED BY (USED IN)
              OPERATING ACTIVITIES                          (93,081)       (969,610)         15,213        (148,803)
                                                        -----------     -----------     -----------     -----------
CASH FLOWS FROM INVESTING ACTIVITIES:

   Receivable from HBC, net                                 376,323         (65,269)          8,655          (1,159)
   Acquisition of Internet service companies, net of
      cash acquired                                        (825,000)       (501,986)       (481,801)           --
   Acquisition of property and equipment and
      construction-in-progress                           (1,429,992)       (243,890)       (321,348)         17,384
   Acquisition of intangibles                                  --              --              --           (22,056)
   Proceeds from sale of investment in HBC                     --           649,000            --              --
   Proceeds from sale of property                           320,510         134,000            --              --
                                                        -----------     -----------     -----------     -----------
           NET CASH USED IN INVESTING ACTIVITIES         (1,558,159)        (28,145)       (794,494)         (5,831)
                                                        -----------     -----------     -----------     -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from issuance of convertible debt               796,957         850,000         395,000            --
   Proceeds from HBC loan                                      --           350,000         350,000            --
   Proceeds from issuance of common stock                   973,000            --              --              --
                                                        -----------     -----------     -----------     -----------
           NET CASH PROVIDED BY FINANCING
              ACTIVITIES                                  1,769,957       1,200,000         745,000            --
                                                        -----------     -----------     -----------     -----------
NET INCREASE (DECREASE) IN CASH AND CASH
   EQUIVALENTS                                              118,717         202,245         (34,281)       (154,634)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD              376,986         495,703         495,703         697,948
                                                        -----------     -----------     -----------     -----------
CASH AND CASH EQUIVALENTS, END OF PERIOD                $   495,000     $   697,948     $   461,422     $   543,314
                                                        ===========     ===========     ===========     ===========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
   INFORMATION:
      Noncash transactions:
        Issuance of common stock upon conversion
           of debentures and accrued interest           $   307,000     $ 1,185,000     $   506,317     $    50,000
        Issuance of common stock as advances on
           acquisition                                      360,000            --              --              --
        Payable to stockholders of acquired                 400,000         191,000            --              --
           companies
                                                        ===========     ===========     ===========     ===========


          See accompanying notes to consolidated financial statements.

                          EUROWEB INTERNATIONAL CORP.
                    (FORMERLY HUNGARIAN TELECONSTRUCT CORP.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED
                            MARCH 31, 1997 AND 1998)
--------------------------------------------------------------------------------

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (a)     Principles of Consolidation

            The consolidated financial statements include the accounts of EuroWeb International Corp., formerly Hungarian Teleconstruct Corp. (the "Company") and its majority-owned subsidiaries. All material intercompany balances and transactions have been eliminated.

            Certain 1996 items have been reclassified to conform to the 1997 presentation.

    (b)     Use of Estimates and Assumptions

            In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and revenues and expenses during the reporting period. Actual results could differ from those estimates.

    (c)     Interim Financial Statements

            The consolidated financial statements as of March 31, 1998 and for the three months ended March 31, 1998 and 1997 are presented as unaudited. In the opinion of management, these financial statements include all adjustments necessary to present fairly the information set forth therein. These adjustments consist solely of normal recurring accruals. The interim results of operations for the three months ended March 31, 1998 and 1997 are not necessarily indicative of the results to be expected for the full year or for any other interim period.

    (d)     Fiscal Year

            The Company's reporting period is the fiscal year ending December
            31.

    (e)     Revenue Recognition

            Revenues from monthly Internet service are recognized in the month in which the services are provided.

                          EUROWEB INTERNATIONAL CORP.
                    (FORMERLY HUNGARIAN TELECONSTRUCT CORP.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED
                            MARCH 31, 1997 AND 1998)
--------------------------------------------------------------------------------

            Sale of constructed condominium apartments is recognized when collection of sales price is assured.

   (f)     Foreign Currency Translation

            The Company's Hungarian subsidiary, EuroWeb Rt, uses the local currency, the Hungarian forint, as the functional currency and translates all assets and liabilities at year-end exchange rates and all income and expense accounts at average rates, and records adjustments resulting from the translation in a separate component of stockholders' equity. The Company uses the U.S. dollar as the functional currency for its Hungarian subsidiary, Teleconstruct Epitesi Rt ("Teleconstruct"). Accordingly, monetary assets and liabilities of Teleconstruct were remeasured at year-end exchange rates, nonmonetary assets and liabilities were remeasured at historical rates, and income and expense accounts were remeasured at the average rates in effect during the year. Remeasurement adjustments and transaction gains or losses are reflected in the consolidated statements of loss.

   (g)     Cash Equivalents

            For purposes of the consolidated statements of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

   (h)      Fair Value of Financial Instruments

            The carrying values of cash equivalents, accounts receivable, receivables from and loan payable to Hungarian Broadcasting Corporation ("HBC"), payable to former owners of acquired businesses, accounts and accrued expenses payable and tlconvertible debentures approximate fair values.

                          EUROWEB INTERNATIONAL CORP.
                    (FORMERLY HUNGARIAN TELECONSTRUCT CORP.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED
                            MARCH 31, 1997 AND 1998)
--------------------------------------------------------------------------------

    (i)     Equity in Net Loss of Unconsolidated Affiliate

            The Company's 9.7% equity interest in HBC was accounted for using the equity method through September 30, 1996 since the Company had the ability to exercise significant influence over HBC. Beginning October 1, 1996, the Company discontinued its use of the equity method of accounting for its investment in HBC, since the Company no longer had the ability to exercise significant influence over HBC (see Note 4(b)). On October 29, 1997, the Company sold its interest in HBC. (j) Property, Equipment and Depreciation

            Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets of 3-5 years. During 1996, the Company sold its office condominium at a net loss of $75,000, which is included in other expenses.

    (k)     Goodwill

            Goodwill is amortized on a straight-line basis over its estimated useful life of 5 years. The Company periodically evaluates goodwill based upon the expected undiscounted cash flow from the acquired businesses.

   (l)     Stock-Based Compensation

            In October 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") which establishes a fair value method of accounting for stock-based compensation, through either recognition or disclosure. The Company adopted the disclosure option for employee stock-based compensation provisions of SFAS No. 123. However, since the pro forma net loss and net loss per share amounts assuming the fair value method was adopted January 1, 1995 did not differ materially from the comparable amounts reported on the consolidated statements of loss, no such pro forma amounts have been disclosed.

                          EUROWEB INTERNATIONAL CORP.
                    (FORMERLY HUNGARIAN TELECONSTRUCT CORP.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED
                            MARCH 31, 1997 AND 1998)
--------------------------------------------------------------------------------

    (m)     Income Taxes

            The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes" ("SFAS No. 109"). This statement requires a liability approach for measuring deferred taxes based on temporary differences between the financial statement and income tax bases of assets and liabilities existing at the balance sheet date using enacted rates for the years in which the taxes are expected to be paid or recovered.

   (n)      Comprehensive Income

            In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income", which establishes standards for reporting and display of comprehensive income, its components and accumulated balances. Comprehensive income is defined to include all changes in equity except those resulting from investments by owners and distributions to owners. Among other disclosures, SFAS 130 requires that all items that are required to be recognized under current accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. SFAS No. 130 became effective for financial statements for periods beginning after December 15, 1997 and requires comparative information for earlier periods. The Company adopted SFAS No. 130 as of January 1, 1998.

                          EUROWEB INTERNATIONAL CORP.
                    (FORMERLY HUNGARIAN TELECONSTRUCT CORP.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED
                            MARCH 31, 1997 AND 1998)
--------------------------------------------------------------------------------

     (o)    Net Loss Per Share

            During 1997, the FASB issued SFAS No. 128 ("SFAS No. 128"), "Earnings per Share," which provides for the calculation of "basic" and "diluted" earnings per share. This statement became effective for financial statements issued for periods ending after December 15, 1997. Basic earnings per share include no dilution and are computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect, in periods in which they have a dilutive effect, the effect of common shares issuable upon exercise of stock options. Although SFAS No. 128 requires that all periods presented be restated to comply with the provisions of this statement, no restatement was required since the Company's basic net loss per share and primary net loss per share for the year ended December 31, 1996 were the same.

    (p)     Recent Accounting Pronouncements

            In June 1997, the FASB issued SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", which supersedes SFAS No. 14, "Financial Reporting for Segments of a Business Enterprise". SFAS 131 establishes standards for the way that public companies report information about operating segments in annual financial statements and requires reporting of selected information about operating segments in interim financial statements issued to the public. It also establishes standards for disclosures regarding products and services, geographic areas and major customers. SFAS 131 defines operating segments as components of a company about which separate financial information is available that is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance.

                          EUROWEB INTERNATIONAL CORP.
                    (FORMERLY HUNGARIAN TELECONSTRUCT CORP.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED
                            MARCH 31, 1997 AND 1998)
--------------------------------------------------------------------------------

            SFAS 131 is effective for financial statements for periods beginning after December 15, 1997 and requires comparative information for earlier years to be restated. Because of the recent issuance of this standard, management has been unable to fully evaluate the impact, if any, it may have on future financial statement disclosures. Results of operations and financial position, however, will be unaffected by implementation of this standard.

2.  ORGANIZATION AND BUSINESS

    The Company is a Delaware corporation which was organized on November 9, 1992. Its wholly-owned Hungarian subsidiary, Teleconstruct, was organized on March 19, 1993. Teleconstruct is currently building in Budapest, Hungary two luxury 14-unit condominium buildings for sale (see Note 5).

    On January 2, 1997, the Company acquired three Hungarian Internet service companies and is operating them through its wholly-owned subsidiary, EuroWeb Rt.

3.  CASH CONCENTRATION


    At December 31, 1997 and March 31, 1998, cash of approximately $537,000 and $389,000, respectively, denominated in U.S. dollars, was on deposit with a money market fund and major money center bank in the United States. In addition, at December 31, 1997 and March 31, 1998, approximately $161,000 and $154,000, respectively, were on deposit in Hungarian banks.


4.  ADVANCES TO, PAYABLE FROM AND INVESTMENT IN HBC

    (a) At December 31, 1997, receivable from HBC represents loans, advances and accrued interest receivable. The receivable was due June 30, 1997. The Company expects repayment of this receivable during 1998 from a convertible debt offering by HBC. Upon repayment, it will pay the loan payable to HBC.

                          EUROWEB INTERNATIONAL CORP.
                    (FORMERLY HUNGARIAN TELECONSTRUCT CORP.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED
                            MARCH 31, 1997 AND 1998)
--------------------------------------------------------------------------------

    (b) The Company's investment in HBC (a public company), represented by 250,000 shares of common stock, was subject to a lock-up agreement through February 7, 1999. On October 29, 1997, the Company sold the 250,000 shares for $649,000 to the then three principals of HBC's underwriter on its previous two public offerings. The sales price was approximately 55% of the market price of HBC's common stock as of the date of the agreement to sell, and approximately 40% at the time of the closing of the sale. The Company recognized a gain of $524,000 based on a carrying value of $125,000. (c) In February 1997, the Company borrowed $350,000 from HBC. The loan, which is evidenced by a promissory note with interest at 6% per annum, is payable on the earlier to occur of (1) June 30, 1997, (2) the closing of any offering by the Company of its securities, or (3) sale of any assets by the Company. The loan is secured by the balance of the loan owed by HBC to the Company and the proceeds of a debt owed by a company controlled by the Company's former President (see Note 9(a)).


5.  CONSTRUCTION-IN-PROGRESS AND CONDOMINIUM BUILDING - HELD-FOR-SALE

    (a) Construction-in-progress of two luxury 14-unit condominium buildings held for sale includes the cost of land ($885,000) and construction costs incurred through December 31, 1997, net of a provision of $1,350,000 ($350,000 and $1,000,000 provided in 1997 and 1996, respectively), to write down to estimated net realizable value. The provision was required based on the real estate market conditions in Budapest.

   (b) As of December 31, 1997, deposits of $1,589,653 out of a total sales price of $1,679,653 were received for all of the apartments in one of the condominium buildings with the balance received in April 1998. All the deposits for the apartments with the exception of one for $200,000 were received from the Company's former President. Construction was completed in March 1998 and the sale of the apartments was recognized in the three months ended March 31, 1998. The sales price of these apartments approximated the cost of the apartments net of the allocated provision for write-down of approximately $631,000.

                          EUROWEB INTERNATIONAL CORP.
                    (FORMERLY HUNGARIAN TELECONSTRUCT CORP.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED
                            MARCH 31, 1997 AND 1998)
--------------------------------------------------------------------------------

    (c) The second condominium building for which move-in permits have also been obtained in 1998, has been leased under a net lease which provides for monthly rentals of $22,000 for a period of five years. The lessee has the right to purchase the leased building for $2,000,000 during the lease period. The condominium building is carried at cost, net of a provision of approximately $719,000 to write down to estimated net realizable value.

6.  PRIVATE PLACEMENTS

    (a)     In 1997 and 1996, the Company sold $850,000 and $792,500 of 10%
            convertible debentures due 2 years from the date of sale to foreign investors outside the United States in private placements receiving aggregate net proceeds of approximately $696,000 and $693,500, respectively, after deducting placement agent fees and offering expenses of approximately $154,000 and $125,000, respectively. Commencing 45 days after issuance, the original principal amount of the debentures is convertible into the Company's shares of common stock at a conversion price of 50% of the market price, as defined, of the Company's common stock. In the case of the occurrence of one or more "events of default" as described in the debenture, the debentures may be immediately due and payable. During 1997 and 1996, debentures of $1,185,000 and $307,500 and accrued interest of $42,252 and $3,907, respectively, have been converted into 2,413,667 and 263,979 shares of common stock, respectively. The incremental yield on the debentures relating to the convertibility of the debentures into common stock at a 50% discount to the common stock's market price resulted in an interest charge of $327,000 and $300,000 to the consolidated statements of loss for the years ended December 31, 1997 and 1996, respectively. In addition, financing costs of approximately $154,000 and $125,000 incurred in connection with the sale of the debentures have been charged to operations during 1997 and 1996, respectively, since substantially all of the debentures were converted to common stock within a short period after issuance.

                          EUROWEB INTERNATIONAL CORP.
                    (FORMERLY HUNGARIAN TELECONSTRUCT CORP.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED
                            MARCH 31, 1997 AND 1998)
--------------------------------------------------------------------------------

            The unconverted debentures of $150,000 at December 31, 1997 and $100,000 at March 31, 1998 are due as follows:

                                       December 31,
                                          1997            March 31, 1998
                                       ------------       --------------


            January 1999                $  50,000           $       -
            April 1999                    100,000             100,000
                                        ---------             -------
                                        $ 150,000           $ 100,000


            In June 1998, the outstanding debentures of $100,000 and accrued interest of $11,682 were converted into 128,504 shares of common stock.

    (b) In October 1996, the Company sold a private placement consisting of 550,000 shares of common stock and 550,000 common stock purchase warrants exercisable at $2 per share, reduced to $1.25 per share on June 26, 1997, at any time from October 1, 1997 until September 30, 2001 for net proceeds of $973,000 after deducting placement agent fees and offering expenses of $127,000. The warrants and the underlying shares of common stock have been registered under the Securities Act of 1933.

                          EUROWEB INTERNATIONAL CORP.
                    (FORMERLY HUNGARIAN TELECONSTRUCT CORP.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED
                            MARCH 31, 1997 AND 1998)
--------------------------------------------------------------------------------

7.  STOCK OPTION PLAN AND WARRANTS

    (a)     Stock Options

            The Company has a Stock Option Plan (the "Plan"). An aggregate of 100,000 shares of common stock is authorized for issuance under the Plan. On May 14, 1996, the stockholders approved an increase in the number of stock options available under the Plan to 350,000. At December 31, 1997, 90,000 stock options were available under the Plan, which were granted to the Company's officers and directors in April 1998. Plan provides that incentive and nonqualified options may be granted to officers and directors and consultants to the Company for the purpose of providing an incentive to those persons to work for the Company. The Plan may be administered by either the Board of Directors or a committee of three directors appointed by the Board (the "Committee"). The Board or Committee determines, among other things, the persons to whom stock options are granted, the number of shares subject to each option, the date or dates upon which each option may be exercised and the exercise price per share. Options granted under the Plan are exercisable for a period of up to ten years from the date of grant. Options terminate upon the optionee's termination of employment or consulting arrangement with the Company, except that, under certain circumstances, an optionee may exercise an option within the three-month period after such termination of employment. An optionee may not transfer any options except that an option may be exercised by the personal representative of a deceased optionee within the three-month period following the optionee's death. Incentive options granted to any employee who owns more than 10% of the Company's outstanding common stock immediately before the grant must have an exercise price of not less than 110% of the fair market value of the underlying stock on the date of the grant and the exercise term may not exceed five years. The aggregate fair market value of common stock (determined at the date of grant) for which any employee may exercise incentive options in any calendar year may not exceed $100,000. In addition, the Company will not grant a nonqualified option with an exercise price less than 85% of the fair market value of the underlying common stock on the date of the grant.

                          EUROWEB INTERNATIONAL CORP.
                    (FORMERLY HUNGARIAN TELECONSTRUCT CORP.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED
                            MARCH 31, 1997 AND 1998)
--------------------------------------------------------------------------------

            For options granted to employees at exercise prices equal to the fair market value of the underlying common stock at the date of grant, no compensation cost is recognized. SFAS No. 123 requires the Company to provide, beginning with 1995 grants, pro forma information regarding net income and net income per common share as if compensation costs for the Company's stock option plans had been determined in accordance with the fair value based method prescribed in SFAS No. 123. Such pro forma information has not been presented because management has determined that the compensation costs associated with options granted in 1997 and 1996 are not material to net loss or net loss per common share.

                          EUROWEB INTERNATIONAL CORP.
                    (FORMERLY HUNGARIAN TELECONSTRUCT CORP.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED
                            MARCH 31, 1997 AND 1998)
--------------------------------------------------------------------------------

            Transactions involving options granted are summarized below:

                                             1997                     1996
                                           --------                 --------
                                           Weighted                 Weighted
                                           average                  average
                                           exercise                 exercise
                               Shares      price        Shares      price
                              --------     ---------   --------    ---------
Outstanding, January 1,        775,000       $1.71      560,000        $2.32
Granted                        240,000        1.77      240,000         3.01
Cancelled                    (195,000)        2.33     (25,000)         9.60
Outstanding, December 31,      820,000        1.39      775,000         1.71
                              ========       =====      =======        =====
Exercisable, December 31,      720,000       $1.32      725,000        $1.62
                              ========       =====      =======        =====


            The following table summarizes information about stock options outstanding under the Plan at December 31, 1997:


                                    Weighted
                       Number       average    Weighted     Number        Weighted
    Range of      outstanding at   remaining    average   exercisable at   average
   exercisable     December 31,   contractual  exercisable  December 31,  exercisable
    prices             1997          life       price        1997          price
--------------    --------------  -----------  ----------- -------------  -----------
$1.00 - $3.38         820,000        2.6        $1.39       720,000        $1.32
==================================================================================

                          EUROWEB INTERNATIONAL CORP.
                    (FORMERLY HUNGARIAN TELECONSTRUCT CORP.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED
                            MARCH 31, 1997 AND 1998)
--------------------------------------------------------------------------------

            In April 1998, the Company also granted 90,000 options to its officers and directors exercisable at $1.625 per share for a period of five years

   (b)     Stock Warrants

            The following table summarizes information about stock warrants at December 31, 1997:

                                                 Warrants outstanding
                                                    and exercisable
                                       -----------------------------------------
                                            Number                Weighted
                                        outstanding at             average
                                         December 31,             remaining
Range of exercise prices                    1997             contractual life
------------------------                --------------       ----------------
$ 1.25 - $ 4.00                           555.700                    4.8
$13.20 - $14.75                            87,000                    1.7
                                          -------
                                          642,700                    4.4


8.  COMMITMENTS

    (a)     Employment Agreements

            Effective May 1, 1994, the Company entered into three-year employment agreements with the three officers and terminated the existing consulting and retainer agreement with them. The agreements were extended to June 1, 2000 by two additional years on October 23, 1995, and another two additional years on December 23, 1996. The amended agreements provided for aggregate annual compensation of $336,000 for the Chairman of the Board, President and Secretary/Treasurer of the Company, and the granting of options to the three officers to purchase 460,000 shares of common stock of the Company at the exercise price of $1.00 per share with vesting over a five-year period (20% per year).

                          EUROWEB INTERNATIONAL CORP.
                    (FORMERLY HUNGARIAN TELECONSTRUCT CORP.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED
                            MARCH 31, 1997 AND 1998)
--------------------------------------------------------------------------------

            On October 30, 1996, the Company entered into a termination agreement with its President which provided, among other things, for (1) his resignation as an officer, director and employee and
            (2) for the cancellation of his employment agreement upon payment of $372,000 which amount is to be deducted from the amount owed by a company controlled by him in connection with the purchase of one of the Company's condominium buildings. The President retained his rights as a stock optionee with respect to his 285,000 (subsequently reduced to 250,000) options under his employment agreement and pursuant to the Company's Incentive Stock Option Plan of 1993. Unless he exercises his options within 5 years of the date the options were granted, the options will expire. A compensation expense of $972,000 has been charged to 1996 operations as a result of cancelling the President's employment agreement and extending the termination date of his options (see Note 9(a)).

            On December 23, 1996, the Board of Directors extended the employment contracts of the Chairman of the Board and Treasurer to December 31, 2001 and increased their annual compensation to $144,000 and $120,000, respectively.

            In February 1997, the former President of the Company was retained as a consultant to the Company to oversee the Company's real estate interests and Internet business. He agreed to render consulting services for a two-year period for a fee of 100,000 five-year options exercisable at $2.00 per share. The compensation relating to these options of $50,000 is being charged to operations over a two-year period.

                          EUROWEB INTERNATIONAL CORP.
                    (FORMERLY HUNGARIAN TELECONSTRUCT CORP.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED
                            MARCH 31, 1997 AND 1998)
--------------------------------------------------------------------------------

            Also in February 1997, the Company's Chairman of the Board resigned as an officer, director and employee, and agreed to a cancellation of his employment agreement upon payment of $50,000, which represented the approximate amount owed to him with respect to 1996 salary. In addition, 125,000 stock options which were granted to him under his employment agreement did not terminate as a result of the resignation, but continues to be governed by the original terms of the options. Compensation of $100,000 has been charged to the 1997 operations relating to the extension of the period of exercisability of the options. The Company's Treasurer was appointed Chairman of the Board with an increase in compensation to $150,000 effective July 1, 1997 and the term of his employment contract was extended to December 31, 2005. The Company will also provide the Chairman of the Board with a split dollar life insurance policy in the face amount of $2,000,000 to be structured so that the premium and other costs paid by the Company would be recovered by the Company out of the insurance proceeds.

      (b)  Lease Commitment

            The Company leases office space in Budapest, Hungary, which provides for future minimum annual lease payments of approximately $114,000 through March 31, 2002.

    (c)     Service Agreements

            The Company has entered into various communications service agreements with terms in excess of one year in connection with the Internet business which provide for aggregate minimum annual payments by the Company as follows:

            1998                                  $   424,000
            1999                                      424,000
            2000                                      424,000
            2001                                      190,000
            2002                                      190,000
                                                    ---------
                                                   $1,652,000

                          EUROWEB INTERNATIONAL CORP.
                    (FORMERLY HUNGARIAN TELECONSTRUCT CORP.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED
                            MARCH 31, 1997 AND 1998)
--------------------------------------------------------------------------------

9.  RELATED PARTY TRANSACTIONS

    (a)     Transactions with Former President

            On October 30, 1996, the Board of Directors approved the sale of one of the condominium buildings under construction to a company controlled by the Company's President and Chief Executive Officer. The building to be sold contained the four units for which deposits for the full sales price have been received by the Company (see
            Note 5(b)). The purchaser agreed to purchase all of the apartments in the building, except for one, for $1,479,653.

            On October 30, 1996, the Company's President also resigned as an officer, director and employee and agreed to a cancellation of his employment agreement (which provided for $168,000 salary per annum until February 1999), upon payment of $372,000. The $372,000, together with an additional amount of approximately $1,017,000 owed to the former President, was used as a deposit with $90,000 being owed by him on the above purchase at December 31, 1997 and March 31, 1998. The sale was recognized in the quarter ended March 31, 1998.

            It was further agreed that 250,000 stock options which were granted to the President under his employment agreement and pursuant to the Company's Incentive Stock Option Plan of 1993 will not terminate but will continue to be governed by the original terms of the options. Compensation and related costs for the year ended December 31, 1996 on the statement of loss include $372,000 in connection with the cancellation of the President's employment agreement and $600,000 relating to the extension of the period of exercisability of the President's options.

    (b) The Company paid legal fees to the Secretary/Treasurer and current Chairman of the Board of $24,000 and $112,000 for the years ended December 31, 1997 and 1996, respectively.

                          EUROWEB INTERNATIONAL CORP.
                    (FORMERLY HUNGARIAN TELECONSTRUCT CORP.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               (UNAUDITED WITH RESPECT TO THE THREE MONTHS ENDED
                            MARCH 31, 1997 AND 1998)
--------------------------------------------------------------------------------

10. ACQUISITIONS

            On January 2, 1997, the Company acquired three Hungarian Internet service companies for a purchase price of approximately $1,913,000, consisting of $1,225,000 in cash ($825,000 paid in 1996), 204,000 shares of common stock of the Company (144,000 issued in 1996), assumption of $128,000 of liabilities, and $356,000 in notes, of which $191,000 is still owed at December 31, 1997 and is payable at various dates through October 31, 1998. These acquisitions have been accounted for using the purchase method of accounting. The cost in excess of net assets acquired (goodwill) of approximately $1,900,000 resulting from these acquisitions is being amortized over 5 years using the straight-line method. The Company's consolidated statement of loss for the year ended December 31, 1997 includes the results of operations of the Internet service companies from the acquisition date. The pro forma results of operations are based on the historical financial statements of the Company and the Internet providers. The following pro forma results are unaudited and are not necessarily indicative of what the actual results of operations of the Company would have been, assuming the transactions had been completed as of January 1, 1996, nor necessarily indicative of the results of operations for future periods.


            Year ended December 31, 1996 (unaudited)
            ----------------------------------------
            Net revenues                         $   948,000
            Net loss                              (4,600,000)
            Net loss per share                         (2.44)


            The above unaudited pro forma results have been adjusted to reflect the amortization of goodwill generated by the acquisitions, over a 5-year period, and additional interest expense.

                  -----------------------------------------------------
        NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE UNITS OFFERED BY THIS PROSPECTUS, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE UNITS OR FROM ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE BUSINESS OR AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                                TABLE OF CONTENTS

                                              PAGE

Prospectus Summary..........................    4
Summary of Financial Information............    9
Risk Factors................................   10
Price Range of Securities...................   15
Capitalization..............................   16
Dividend Policy.............................   16
Use of Proceeds.............................   16
Selected Financial Data.....................   18
Management's Discussion and Analysis
    of Financial Condition and Results
    of Operations...........................   19
Business....................................   23
Management..................................   30
Principal Stockholders......................   34
Certain Transactions........................   35
Description of Securities...................   36
Shares Eligible for Future Sale.............   39
Underwriting................................   39
Legal Matters...............................   41
Experts.....................................   41
Index to Financial Statements...............  F-1

   UNTIL __________, 1998 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

-------------------------------------------------------------------------------












                             1,000,000 UNITS

                                 EUROWEB
                           INTERNATIONAL CORP.

                               PROSPECTUS

                           ------------------





                            ____________ 1998

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the General Corporation Law of the State of Delaware ("DGCL") provides, in general, that a corporation incorporated under the laws of the State of Delaware, such as registrant, may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than a derivative action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonable believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such director, officer, employee or agent of the corporation person's conduct was unlawful. In the case of a derivative action, a Delaware corporation may indemnify any such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or any other court in which such action was brought determines such person is fairly and reasonably entitled to indemnity for such expenses. Section 10 of the Company's Certificate of Incorporation, and
Article X of the Company's By-laws provide that the Company shall indemnify its officers, directors, employees and agents to the extent permitted by the DGCL. In addition, Section 9 of the company's Certificate of Incorporation provides, in general, that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for beach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (which provides that under certain circumstances, directors may be jointly and severally liable for willful or negligent violations of the DGCL provisions regarding the payment of dividends or stock repurchases or redemptions), or (iv) for any transaction from which the director derived an improper personal benefit.

ITEM 25.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses of the registrant, other than underwriting discounts and commissions, to be incurred in connection with the issuance and distribution of the securities being registered hereby are estimated to be as follows:

     Securities and Exchange Commission Registration Fee...........................      3,950
     NASD registration fee.........................................................      1,839
     The NASDAQ SMALL-CAP Market listing fee.......................................      1,000
     Printing and engraving expenses*..............................................     20,000
     Accounting fees and expenses*.................................................     25,000
     Legal Fees and expenses*......................................................    100,000
     Blue Sky fees and expenses*...................................................     50,000
     Underwriters' Expense Allowance...............................................    180,000
     Transfer agent fees and expenses*.............................................      3,000
     Miscellaneous*................................................................     15,211
                                                                                      --------
     Total*........................................................................    400,000
                                                                                       =======
*   Estimated

ITEM 26.   RECENT SALES OF UNREGISTERED SECURITIES.

         During the past three years, the Registrant has sold securities to a limited number of persons, as described below. Except as indicated, there were no underwriters involved in the transactions and there were no underwriting discounts or commissions paid in connection therewith. The purchasers of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the certificates for the securities issued in such transactions. All purchasers of securities in each such transaction had adequate access to information about the Registrant.

         (1) In October 1996, Registrant sold to 7 persons an aggregate of 22 units (the "Units"), each Unit consisting of 25,000 shares of Common Stock (aggregate 550,000) and 25,000 five year Common Stock Purchase Warrants (aggregate 555,000) exercisable at $2 per share (reduced to $1.25 per share on June 27, 1997) for a purchase price of $50,000 per Unit, or an aggregate of $1,100,000. In connection with the financing, the Registrant paid a selling commission of $100,000 to an unaffiliated finder. Each of the purchasers signed a letter indicating an agreement to hold the shares for investment. The issuance of such securities was exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) thereof and Regulation D promulgated thereunder. The names of the persons purchasing units pursuant to the private placement are as follows:

                                                                            Number of         Number of            Amount

NAME                                                                        SHARES            WARRANTS            PAID
----                                                                     ------------       -----------       --------
Mr. Steve Altman...............................................                50,000            50,000          $100,000
Mr. Kenneth S. Grossman........................................                25,000            25,000           $50,000
Mr. Edward S. Gutman...........................................                50,000            50,000          $100,000
Hudson Investment Partners.....................................                25,000            25,000           $50,000
Mr. Augustus La Rocca and Mr. Joseph La Rocca..................               250,000           250,000          $500,000
Mr. Joel Stuart................................................                50,000            50,000          $100,000
Mr. George Szakacs.............................................               100,000           100,000          $200,000


                  (2) From November 1996 to March 1997, the Registrant sold $1,642,500 of two year 10% convertible debentures to 11 foreign investors outside the United States pursuant to Regulation S. The notes were convertible into shares of Common Stock at a discount of 50% from the average closing bid price of the shares on NASDAQ for the 5 day period prior to the date of the Notice of Conversion. Prior to the date of this prospectus, all of the notes had been converted into 3,034,460 shares of Common Stock of the Company. Sales of these notes were effected in Europe through an unaffiliated finder who received a 10% commission. Each of the purchasers signed a letter indicating an agreement to hold the shares for investment. The issuance of these securities were considered exempt from registration under Section 4(2) of the Securities Act of 1933, and the Regulation S promulgated thereunder. The names of the investors and the number of shares purchase and the amounts paid are as follows:


                                              Amount of
                                                 Note            Shares Received
              COMPANY NAME                        $              On Conversion*
              ------------                       ---             --------------
Dreyton Investment Ltd.                             125,000                  217,955
First National Funding Corp.                        435,000                  832,861
(Montreal)

R. Wagli & Cie A.G.                                 245,000                  351,714
Consult SL                                          130,000                  221,239
Beresford Overseas Corp.                            130,000                  162,512
West Ventures Ltd.                                   17,500                   18,667
Intergalatic Growth Fund, Inc.                      150,000                  265,566
Mutual Indemnity                                    200,000                  438,333
Contiglia Ltd.                                       40,000                  114,285
First National Fund Corp.                           100,000                  207,109
(Bahamas)

T.L.T. Investments Ltd                               70,000                  204,219
                                                -----------               ----------

TOTAL                                            $1,642,500                3,034,460
                                                  =========                =========
----------------

 ITEM 27.         EXHIBITS

A.  Exhibits* (numbers below reference Regulations S-B)

     (1)     (a)    Revised Form of Agreement Among Underwriters, Underwriting
                    Agreement, and Selected Dealer Agreement(7)

     (3)     (a)    Certificate of Incorporation filed November 9, 1992(1)
             (b)    Amendment to Certificate of Incorporation filed July 9, 1997
             (c)    By-laws(1)
             (d)    Proposed Certificate of Designation Relating to the Series
                    A Convertible Preferred Stock(7)
     (4)     (a)    Form of Common Stock Certificate(1)
             (b)    Form of Underwriters' Warrants to be sold to Underwriters(1)
             (c)    Placement Agreement between Registrant and J.W. Barclay &
                    Co., Inc. and  form of Placement Agent Warrants issued in
                    connection with private placement financing(1)
             (d)    Form of 10% Convertible Debenture used in connection with
                    private placement financing pursuant to Regulation S(3)
             (e)    Form of Common Stock Purchase Warrant in connection with
                    private placement financing under Section 506 of Regulation
                    D(3)
             (f)    Revised Form of Warrant Agreement including Form of Common
                    Stock Purchase Warrant Certificate(7)
             (g)    Form of Series A Preferred Stock Certificate(7)
             (h)    Revised Form of Underwriter's Unit Warrant(7)
             (i)    Form of Unit Certificate(7)
             (j)    Form of Common Stock Purchase Warrant Certificate(7)
     (5)     (a)    Opinion of Cohen & Cohen as to legality of shares being
                    offered(7)
     (10)    (a)    Consulting agreement between Registrant and Klenner
                    Securities Ltd.(1)
             (b)    Consulting agreement between Registrant and
                    Robert Genova(1)
             (c)    Consulting agreement between Registrant and Laszlo
                    Modransky(1)
             (d)    1993 Incentive Stock Option Plan(1)
             (e)    Sharing agreement for space and facilities between
                    Registrant and Hungarian Telephone and Cable Corp.(1)
             (f)    Articles of Association (in English) of Teleconstruct
                    Building Corp.(1)
             (g)    Articles of Association (in English) of Termolang
                    Engineering and Construction Ltd.(1)
             (h)    Letter of intent between Teleconstruct Building Corp.
                    and Pilistav(1)
             (i)    Employment agreement between Registrant and Robert
                    Genova(2) and termination agreement dated
                    February 5, 1997(3)

             (j) Employment agreement between Registrant and Peter E. Klenner(2) and termination agreement dated October 30, 1996, and agreement for sale of condominium unit to M&A(3)

             (k) Employment agreement between Registrant and Frank R. Cohen(2) and modifications of employment agreement(3)

             (1)    Letter of Intent agreement between Registrant and Raba-Com
                    Rt.(3)
             (m)    Letter of Intent agreement between Registrant and
                    Kelet-Nograd Rt.(3)
             (n)    Letter of Intent agreement between Registrant and 3 Pilistav villages for installation of cable in those areas(3)
             (o)    Lease agreement between Registrant's subsidiary EUNET Kft.
                    and Varosmajor Passage, Kft. for office space(3)
             (p)    Acquisition agreement between Registrant and KFKI Computer
                    Systems Corp. dated December 13, 1996(3)
             (q)    Acquisition agreement between Registrant and E-Net Hungary
                    (3)
             (r)    Acquisition agreement between Registrant and MS Telecom
                    Rt.(3)
             (s)    Employment Agreement between Registrant and Imre Kovats(3)
             (t)    Employment Agreement between Registrant and Csaba Toro(3)
             (u)    Promissory Note from Registrant to HBC(3)
             (v)    Communication Services Agreement between Registrant and
                    MCI Global Resources, Inc.(4)
             (w)    Lease and Option Agreement for Building B as of April 1,
                    1998 with Hafisa Kft.(5)
             (x)    License Agreement between GRIC Communications, Inc. and
                    EuroWeb Internet Service Provider Co.(5)
             (y)    Consulting Agreement between Registrant and Eurus Capital
                    Corporation and Rescission Agreement(7)
             (z)    Financial Consulting Agreement between Registrant and J.W.
                    Barclay & Co., Inc.(7) (aa) Mergers and Acquisitions
                    Agreement between Registrant and J.W. Barclay(7)
     (21)           Subsidiaries of the Registrant(7)
     (23)    (a)    Consent of Cohen & Cohen (included in their opinion to be
                    filed as Exhibit 5(a)
             (b)    Consent of BDO Seidman
     (25)           Power of Attorney (included on signature page)

----------------
     (1) All Exhibits are incorporated by reference to Registrant's Registration Statement on Form SB-2 dated May 12, 1993 (Registration No. 33-62672-NY, as amended)
     (2)     Filed with Form 8-K as of February 17, 1994
     (3)     Filed with Form l0-KSB for year ended December 31, 1996
     (4)     Filed with Form 10-QSB for quarter ended September 30, 1997.
     (5)     Filed with Form 10-KSB for year ended
             December 31, 1997
     (6) Filed with Registration Statement 333-52841 (7) Filed herewith

----------------------

ITEM 28.       UNDERTAKINGS

The undersigned registrant hereby undertakes:

               (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

                    (i) to include any Prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the Prospectus any facts or events which individually or together, represent a fundamental change in the information in the
                    registration statement; and (iii)to include any additional or changed material on the plan of distribution.

               (2) That, for determining any liability under the Securities Act, it will treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering;

               (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the Offering.

         The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

         The undersigned registrant hereby undertakes that:

         1) For determining any liability under the Securities Act it will treat the information omitted from the form of Prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act as part of this registration statement as of the time it was declared effective.

         2) For determining any liability under the Securities Act, it will treat each post-effective amendment that contains a form of Prospectus as to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time as the initial bona fide offering of these securities.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2, and authorized this registration statement to be signed on its behalf by the undersigned, in the City of New York, State of New York, on July 13, 1998.

                                     EUROWEB INTERNATIONAL CORP.



                                 By: /s/Frank R. Cohen
                                     ----------------------------------------
                                     Frank R. Cohen, Chairman of the Board

     Each of the undersigned does hereby appoint Robert Genova and Frank R. Cohen and, each of them severally, its or his true and lawful attorneys to execute on behalf of the undersigned any and all amendments (including post-effective amendments) to this Registration Statement and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission. Each of such attorneys shall have the power to act hereunder with or without the other.

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed below by the following persons in the capacities and on the dates stated:

     SIGNATURE                              TITLE                     DATE
     ---------                              -----                     -----


/S/FRANK R. COHEN                       Chairman of the Board,   July 13, 1998
-----------------                       President, Executive
Frank R. Cohen                          Officer


/S/ROBERT GENOVA                        Director, Treasurer,      July 13, 1998
----------------                        Principal Accounting
Robert Genova                           Officer


/S/RICHARD G. MARESCA                   Director                  July 13, 1998
--------------------
Richard G. Maresca


/S/DONALD K. ROBERTON                   Director                  July 13, 1998
---------------------
Donald K. Roberton


/S/HERSHEL KRASNOW      m                Director                  July 13, 1998
-------------------
Hershel Krasnow